UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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WASHINGTON TRUST BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Shareholders:
On behalf of the Washington Trust Bancorp, Inc. Board of Directors, it is my pleasure to invite you to the 2025 Annual Meeting of Shareholders. This year’s Annual Meeting will be held in a virtual only format via live webcast. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting. A copy of these materials, as well as our Annual Report to Shareholders, is available on our Investor Relations website at https://ir.washtrust.com/proxy.
At the core of Washington Trust’s success for more than two centuries is an unwavering focus on our customers.
We stand out in our marketplace as the oldest community bank in America and one of the region’s premier financial services companies. With our industry’s increased fragmentation, it is not uncommon for consumers to deal with multiple providers, often in an impersonal manner. Yet when people are making important financial decisions, they welcome the comfort and reassurance of speaking with a trusted advisor. How can we help people manage their finances? What do they need to achieve their goals and dreams? Such focus was crucial in 2024. Amid a challenging macroeconomic environment, we fortified our business by ensuring Washington Trust’s products and services align with what people truly value. This commitment enabled us to fulfill our promise to all our stakeholders: What we value is you.®
As a respected all-in-one financial provider who has served Rhode Islanders for nearly 225 years, we have a unique opportunity to favorably leverage our human-focused, technology-enabled strengths amid current market dynamics. Our teams pride themselves on being valued resources in the communities we serve. And, we are grateful that, in a period where external economic and geopolitical factors continued to shift and create uncertainty, the steady approach of our teams advanced efficient business operations while creating exceptional customer experiences.
Customer expectations of financial institutions are evolving as new technologies emerge and generations continue on their financial journeys. People want real-time, seamless, intuitive interactions across all channels, coupled with individualized advice based on their needs, preferences, and stages of life. With this understanding, we challenged our teams in 2024 to ensure Washington Trust is optimizing the customer experience across all our business lines—personal banking, business banking, mortgage banking, and wealth management. And to our employees’ credit, they delivered.
At the start of the year, we introduced an omnichannel digital solution that enables customers to open deposit accounts quickly and easily through their preferred delivery channel - online, mobile, in-branch, or through our call center. Other significant customer service enhancements unveiled in 2024 included live-chat functionality on our website, a Spanish-language version of the site to expand accessibility to our products and services, and a “cobrowse” feature that allows secure screen sharing between customers and Washington Trust advisors for guided assistance with online banking tasks. All these enhancements, driven and executed by our employees, underscored our commitment to expediting our customers’ banking experiences so they can get on with their busy lives.
Our wealth management team improved their clients’ experience by launching a new Personal Financial Portal in 2024. This new online platform makes it easy for clients to connect to their investment accounts, wealth advisors, and everything else they need to manage their money. Well-received in its partial rollout in New Haven and Wellesley, the Personal Financial Portal will be available to our wealth management clients in Rhode Island in 2025.

For all the conveniences that technology brings to banking and money management, it unfortunately also increases the risk of fraud. Phishing scams, identity theft, and other cyber threats are an ongoing concern on digital platforms. In addition to prioritizing information security in all aspects of our operations, we recently increased our outreach to alert our customers to common online scams and guide them on what to do if they are victims of fraud. Whether through social media, videos, blogs, or in-person seminars, these efforts reflect an ethos fundamental to the Washington Trust culture: We are always looking out for our customers’ best interests.
We continued to grow our physical branch network in 2024, bolstering our presence in northern Rhode Island with our new Smithfield branch and, later in the year, opening our third Providence location, in Olneyville. Together, these branches furthered our successful expansion in the state, attracting new deposits and bringing the Washington Trust way of doing business to new communities.
Branches are a critical part of our brand presence and strategy. While customers may visit them less frequently, knowing one is nearby offers peace of mind, especially when a person needs individualized guidance or faces a complex financial situation. As the branch’s role has evolved from “a place to do banking” to “a place to learn about financial topics and personalized solutions,” our reputation for trusted advice and local accessibility has grown in value.
Being a trusted financial partner and good neighbor is part of our institutional DNA. Our original charter, granted by the Rhode Island legislature, noted that in the Westerly area, “nothing is wanting but those little assistances, from time to time, which banks only can give.” We opened for business on August 22, 1800 as The Washington Bank, named for George Washington, the nation’s first president, and we have been providing assistances ever since. Across three centuries, we have built deep institutional knowledge, experience, and resilience.
We are hopeful for a more advantageous climate in 2025 and are well-positioned to capitalize on it. Thanks to the hard work of our teams, Washington Trust enjoyed organic growth momentum heading into the fourth quarter of 2024. Then, in December, we announced a capital raise of $70.5 million and subsequent balance sheet repositioning, which entailed selling lower-yielding securities and loans at a loss, and paying down expensive wholesale funding. This was an intentional and well-thought-out strategy to accelerate profitability and fuel continued growth, investment, and balance sheet optimization. Furthermore, we enter 2025 well-capitalized, with strong asset quality, and a dividend yield of 7.1% as of December 31, 2024.
We thank you, our shareholders, for showing tremendous support for this strategy to strengthen our financial foundation. Washington Trust is well-capitalized, as we have been since our founding, and ready to leverage our competitive advantages in our market.
When we celebrate our 225th birthday August 22, 2025, we will do so as grateful stewards of a remarkable institution. We are committed to continuing Washington Trust’s legacy of making a meaningful difference in the places where we live and work and enhancing value for our shareholders, customers, employees, and the communities we serve.
Thank you for your continued trust and confidence.

Sincerely,
Edward O. Handy III
Chairman and Chief Executive Officer

Notice of Annual Meeting of Shareholders

Date and Time:    Tuesday, the 22nd of April, 2025, at 11:00 a.m. ET

Location:    The Washington Trust Bancorp, Inc. 2025 Annual Meeting of Shareholders (the “Annual Meeting”) will be held solely by remote communication via live webcast at www.virtualshareholdermeeting.com/WASH2025. To join the meeting, be sure to have the control number provided to you on the proxy card or Notice of Internet Availability of Proxy Materials. You will not be able to attend the Annual Meeting in person.

Agenda:	1.	The election of three directors, nominated by the Board of Directors and named in the Proxy Statement, each to serve for a three-year term and until their successors are duly elected and qualified;
	2.	The ratification of the selection of Crowe LLP to serve as the Corporation’s independent registered public accounting firm for the year ending December 31, 2025;
	3.	A non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers; and
	4.	Such other business as may properly come before the meeting, or any postponement or adjournment thereof.

Record Date:    Shareholders of record at the close of business on February 25, 2025 are entitled to notice of and to vote at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy by telephone, Internet or by signing and returning the proxy card by mail. Please refer to this Proxy Statement for additional information.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting To Be Held on April 22, 2025
On or about March 11, 2025, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record as of February 25, 2025, containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K and vote your shares. The Notice also contains instructions on how you can (i) receive a paper copy of the proxy materials, if you only received the Notice by mail, or (ii) elect to receive your proxy materials over the Internet.
By Order of the Board of Directors,
Kristen L. DiSanto
Corporate Secretary

March 11, 2025

Proxy Statement
The accompanying proxy is solicited by and on behalf of the Board of Directors of Washington Trust Bancorp, Inc. (the “Corporation” or “Washington Trust”) for use at the Annual Meeting of Shareholders to be held by remote communication via live webcast on Tuesday, the 22nd of April, 2025 at 11:00 a.m. ET, and any postponement or adjournment thereof.
As of February 25, 2025, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, there were 19,276,148 shares of our common stock, $0.0625 par value, outstanding. Each share of common stock is entitled to one vote per share on all matters to be voted upon at the Annual Meeting, with all holders of common stock voting as one class.
On or about March 11, 2025, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record as of February 25, 2025. The Notice included instructions on how to access this Proxy Statement and our Annual Report on Form 10-K. You may access the proxy materials at
https://ir.washtrust.com/proxy. Printed copies may be obtained at no charge by contacting the Corporation by phone at (800) 475-2265 or by email at investor.relations@washtrust.com.

Required Votes and Board Recommendations

Proposal		Required Vote (a)	Board of Directors Recommendation
1.	Elect the following nominees as director:	As required by Rhode Island law, a plurality of votes cast by holders of common stock entitled to vote at the Annual Meeting.	FOR ALL
Joseph P. Gencarella; Edward O. Handy III; and John T. Ruggieri
2.	Ratify the selection of Crowe LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2025.	A majority vote of the shares present in person or represented by proxy and entitled to vote on the subject matter.	FOR
3.	Approve, on a non-binding, advisory basis, the compensation of the Corporation’s named executive officers.	A majority vote of the shares present in person or represented by proxy and entitled to vote on the subject matter.	FOR
(a)Abstentions, broker non-votes, and votes withheld with respect to Proposal 1 will have no effect on the election of directors. Broker non-votes will have the same effect as a vote "against" Proposal 2 but will not affect the outcome of Proposal 3. Abstentions will have the same effect as a vote “against” Proposal 2 and 3.
We know of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement.  If any other matters not described in this Proxy Statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holder.

Quorum
A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.

Broker Non-votes
If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. There are rules prescribed under the New York Stock Exchange, which in this matter also apply to Nasdaq-listed companies like Washington Trust. Under these rules, brokers, banks and other securities intermediaries may use their discretion to vote your uninstructed shares on matters considered to be “routine” (as defined under these rules) but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank, or other agent cannot vote the shares because the matter is considered “non-routine”. Proposals 1 and 3 are considered to be “non-routine” such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, Proposal 2 is considered to be a “routine” matter so that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

Revocation of Proxies
The presence of a shareholder at the Annual Meeting will not automatically revoke a proxy previously delivered by that shareholder. A shareholder may revoke his or her proxy at any time before it is exercised by: (1) submitting another proxy bearing a later date, by mail, Internet or telephone, (2) by attending the Annual Meeting and voting at the Annual Meeting, or (3) by notifying the Corporation of the revocation in writing to the Corporate Secretary of the Corporation, 23 Broad Street, Westerly, RI 02891.  If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated by the shareholder or, if no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before such shares are voted) will be voted “for” all of the nominees in Proposal 1; and “for” Proposals 2 and 3.

Proposal 1: Election of Directors
Our Board of Directors is divided into three classes, with one class elected at each annual meeting. The Corporation’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), require that the three classes be as nearly equal in number as possible.
There are presently 11 directors, divided into three classes. The Corporation’s By-laws require any director who attains age 72 to resign from the Board of Directors as of the Annual Meeting of Shareholders following such director’s 72nd birthday. There is no exception or waiver process for this requirement. No member of the Board of Directors will retire at the 2025 Annual Meeting.
Three individuals will be elected to the Board of Directors, each to serve until the 2028 Annual Meeting of Shareholders and until his or her respective successor is elected and qualified. Based on the recommendation of the Nominating Committee, the Board of Directors has nominated Joseph P. Gencarella, Edward O. Handy III, and John T. Ruggieri for election at the Annual Meeting.  Each of the nominees for director is presently a director of the Corporation.  Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting.  In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if the Board of Directors designates such other persons.  The Board of Directors has no reason to believe that any of the nominees will be unavailable for election.
Recommendation:    The Board of Directors unanimously recommends that shareholders vote “FOR” each of the nominees in this proposal.

Corporate Governance
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which are available on our website at
https://ir.washtrust.com/govdocs.  The Corporate Governance Guidelines describe our corporate governance practices and address issues such as Board composition and responsibilities, Board leadership structure, the Board’s relationship with management and executive succession planning.

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Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

Board Leadership Structure
The Board believes that the Corporation’s Chief Executive Officer is best positioned to serve as Chairman because he is the director most familiar with the Corporation’s business and industry, and most capable of effectively identifying and executing strategy.  The Corporation’s independent directors bring experience, oversight and expertise from outside of the Corporation, while the Chief Executive Officer brings Corporation-specific experience and expertise.  The Board recognizes its responsibility to hold management accountable for the execution of strategy once it is developed.  The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it fosters effective decision-making and strategy development while providing for independent oversight of management.

Independent Lead Director
The Corporation’s Corporate Governance Guidelines provide that the Chair of the Nominating Committee of the Board serves as Lead Director.  The Lead Director has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on meeting agendas, and acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the Board meetings and the facilitation of communication between the non-management directors and management.

Director Independence
The Corporation’s Board has determined that each of current directors Robert A. DiMuccio, CPA, Joseph P. Gencarella, CPA, Constance A. Howes, Esq., Sandra Glaser Parrillo, Debra M. Paul, John T. Ruggieri, Edwin J. Santos, Lisa M. Stanton and Angel Taveras, Esq. is considered independent under the Nasdaq Listing Rules.
Any shareholder who wishes to make their concerns known to the independent directors may avail themselves of the procedures described under the heading “Communications With the Board of Directors” later in this Proxy Statement.

Executive Sessions
The Board believes that executive sessions consisting solely of independent directors are part of good governance practices.  The Board conducts executive sessions as deemed necessary from time to time and at least twice a year as required by the Nasdaq Listing Rules.

Director Nominations
The Corporation is committed to strong Board recruitment practices that align with the Corporation’s long-term strategic needs. We seek to select directors who reflect a diverse set of skills, professional and personal backgrounds, perspectives and experiences.
The Nominating Committee is responsible for identifying, evaluating and recommending director candidates to the Board. We consider a variety of factors including diversity, independence, experience, existing and desired skill sets, and anticipated retirements to identify gaps and establish priorities for Board refreshment.
While we do not have a specific diversity policy, we seek representation across a range of attributes including gender, race, ethnicity, industry and professional experience.
At a minimum, each nominee to become a Board member, whether proposed by a shareholder or any other party, must:
1.have the highest personal and professional integrity, demonstrate sound judgment, and effectively interact with other members of the Board to serve the long-term interests of the Corporation and our shareholders;

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2.have experience at a strategic or policy-making level in a business, government, not-for-profit or academic organization of high standing;
3.have a record of distinguished accomplishment in his or her field;
4.be well regarded in the community and have a long-term reputation for the highest ethical and moral standards;
5.have sufficient time and availability to devote to the affairs of the Corporation, particularly in light of the number of boards on which the nominee may serve; and
6.to the extent such nominee serves or has previously served on other boards, have a demonstrated history of actively contributing at board meetings.
The Nominating Committee evaluates all such proposed nominees in the same manner, without regard to the source of the initial recommendation of such proposed nominee.  In seeking candidates to consider for nomination to fill a vacancy on the Corporation’s Board, the Nominating Committee may solicit recommendations from a variety of sources, including current directors, our Chief Executive Officer and other executive officers.  The Nominating Committee may also engage a search firm to assist in identifying or evaluating candidates.
The Nominating Committee will consider nominees recommended by shareholders.  Shareholders who wish to submit recommendations for candidates to the Nominating Committee must submit their recommendations in writing to the Corporate Secretary of the Corporation at 23 Broad Street, Westerly, RI 02891, who will forward all recommendations to the Nominating Committee.  For a shareholder recommendation to be considered by the Nominating Committee for election at the 2026 Annual Meeting of Shareholders, it must be submitted to the Corporation by November 11, 2025.  All shareholder recommendations for nominees must include the following information:
1.the name and address of record of the shareholder;
2.a representation that the shareholder is a record holder of our securities, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
3.the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed nominee;
4.a description of the qualifications and background of the proposed nominee that addresses the minimum qualifications and other criteria for board membership approved by the Corporation’s Board;
5.a description of all arrangements or understandings between the shareholder and the proposed nominee;
6.the consent of the proposed nominee to (a) be named in the proxy statement relating to our 2026 Annual Meeting of Shareholders, and (b) serve as a director if elected at the 2026 Annual Meeting of Shareholders; and
7.any other information regarding the proposed nominee that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission (“SEC”).
Shareholder nominations that are not submitted to the Nominating Committee for consideration may be made at an Annual Meeting of Shareholders in accordance with the procedures set forth in clause (e) of Article Eighth of our Articles of Incorporation.  Specifically, advanced written notice of any nominations must be received by the Corporate Secretary not less than 14 days nor more than 60 days prior to any meeting of shareholders called for the election of directors (provided that if fewer than 21 days’ notice of the meeting is given to shareholders, notice of the proposed nomination must be received by the Corporate Secretary not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders). For this Annual Meeting, such proposals must be received by the Corporation not earlier than February 21, 2025 and not later than April 8, 2025. Proxies solicited by our Board of Directors will

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confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Corporation’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 23, 2026.

Shareholder Proposals
Any shareholder who wishes to submit a proposal for presentation to the 2026 Annual Meeting of Shareholders must submit the proposal to the Corporation, 23 Broad Street, Westerly, RI 02891, Attention: Corporate Secretary, not later than November 11, 2025 for inclusion, if appropriate, in our proxy statement and the form of proxy relating to the 2026 Annual Meeting of Shareholders.  Any proposal submitted after November 11, 2025 will be considered untimely.  Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement. For deadlines related to shareholder director nominations, see “Director Nominations” above.

The Board’s Role in Risk Oversight
The Board’s role in the Corporation’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, fiduciary, legal, regulatory, compensation, strategic and reputational risks.  The full Board of the Corporation or of our subsidiary bank, The Washington Trust Company, of Westerly (the “Bank”) (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the Corporation’s management to enable it to understand and determine the adequacy of our risk identification, risk management and risk mitigation strategies.  When a committee receives a report, the Chair of the relevant committee reports on the discussion to the full Board of the Corporation or the Bank at the next Board meeting.  This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee is responsible for review and oversight of the Corporation’s Enterprise Risk Management Program.

Communications With the Board of Directors
Any shareholder desiring to send communications to the Corporation’s Board, or any individual director, may forward such communication to our Corporate Secretary at our offices at 23 Broad Street, Westerly, RI 02891.  The Corporate Secretary will collect all such communications and forward them to the Corporation’s Board and any such individual director.

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Board of Directors
The following is biographical information as of March 11, 2025 for each member of and nominee for the Board of Directors, including positions held, principal occupation and business experience for the past five years or more. The description includes the specific experience, qualifications, attributes and skills that, in the case of each nominee for director, led to the conclusion by the Board of Directors that such person should serve as a director of the Corporation; and in the case of each director who is not standing for election at the Annual Meeting, that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. Additionally, we believe each has a reputation for honesty, integrity and adherence to high ethical standards, and has demonstrated business acumen and sound judgment, as well as a commitment to the Corporation and its shareholders. All current directors of the Corporation also serve on the board of directors of the Bank.

Robert A. DiMuccio, CPA
Age:	67	Director Since:	2010	Term in Office Expires:	2026
Business Experience: Mr. DiMuccio retired as President and Chief Executive Officer of Amica Mutual Insurance Company on September 30, 2022. He had served as President and Chief Executive Officer of Amica since 2005, and also served as Chairman from 2009 until retiring on December 31, 2022. He joined Amica in 1991 as a Vice President and served in various positions of progressive responsibility, including Chief Financial Officer and Treasurer.  Prior to joining Amica, he served as an Audit Partner with the public accounting firm of KPMG LLP, with public and non-public company audit experience, including banking and insurance companies. He was also a director and past Chair of the American Property Casualty Insurance Association and has earned the Chartered Property Casualty Underwriter (CPCU) designation. Mr. DiMuccio’s qualifications to serve on the Board of Directors include his extensive experience in the areas of audit, accounting and financial reporting, as well as his record of leadership in the financial services industry.

Joseph P. Gencarella, CPA
Age:	62	Director Since:	2022	Term in Office Expires:	2025
Business Experience: Mr. Gencarella served as an Audit Partner with public accounting firm KPMG LLP before his retirement in 2021. He joined KPMG in 1985 and served in various positions of progressive responsibility throughout the years. He has extensive experience with public and non-public company audits, including banking and insurance companies; SEC and regulatory reporting; and internal controls and risk management. He served as a trustee for the Rhode Island Public Expenditure Council from 2012 to 2020 and was a member of Providence College President’s Council from 2013 to 2020. Mr. Gencarella’s qualifications to serve on the Board of Directors include his extensive experience in the areas of audit, accounting and financial reporting.

Mark K. W. Gim
Age:	58	Director Since:	2022	Term in Office Expires:	2026
Business Experience: Mr. Gim served as President and Chief Operating Officer of the Corporation and the Bank from 2018 until his retirement in April 2023. He joined the Bank in 1993 and held various positions of increasing responsibility in financial planning and asset/liability management, including Treasurer and Chief Strategy Officer. He had the responsibility for oversight of the Retail Banking Division from 2011 through 2013 and of the Wealth Management Division from 2013 to 2018. Mr. Gim’s qualifications to serve on the Board of Directors include his global view of the financial industry and markets, with deep institutional knowledge and strategic acumen.

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Edward O. Handy III
Age:	63	Director Since:	2016	Term in Office Expires:	2025
Business Experience: Mr. Handy assumed the role of Chairman and Chief Executive Officer of the Corporation and the Bank in 2018, after serving as President and Chief Operating Officer of the Corporation and the Bank since 2013. Prior to joining Washington Trust, he served in various positions of increasing responsibility for Citizens Bank from 1995 through 2013. These roles included President of Citizens Bank in Rhode Island and Connecticut; Executive Vice President, Head of Commercial Real Estate; and President and Chief Executive Officer of Charter One Bank of Ohio (an affiliate of Citizens Bank).  Prior to that, he held positions at Fleet National Bank with concentration in commercial lending and credit analysis. Mr. Handy’s qualifications to serve on the Board of Directors include his extensive banking and leadership experience, with particular emphasis on his extensive background in the area of commercial banking, credit administration and loan workout.

Constance A. Howes, Esq.
Age:	71	Director Since:	2018	Term in Office Expires:	2027
Business Experience: Ms. Howes served as President and CEO of Women & Infants Hospital of Rhode Island from October 2002 through October 2013. She served at Care New England Health System as EVP of Women’s Health from October 2013 through October 2015, and Women’s Health Advisor from November 2015 through July 2016.  Prior to working in healthcare, she practiced business law in Providence, RI.  She served as an Adjunct Professor at Roger Williams School of Law, teaching Health Law and Policy in 2017 and 2019, and was a Faculty Advisor for the Brown University Executive Master of Healthcare Leadership program from 2014 through 2020.  She previously served on the Board of Trustees of the American Hospital Association and as the Chair of the RI Governor’s Workforce Board, as well as on the boards of numerous community organizations. Ms. Howes’ qualifications to serve on the Board of Directors include her extensive legal expertise; her experience as an executive of several large healthcare organizations; and her experience on governing boards of various non-profit, industry and government entities.

Sandra Glaser Parrillo
Age:	68	Director Since:	2020	Term in Office Expires:	2026
Business Experience: Ms. Parrillo served as President and Chief Executive Officer of Providence Mutual Fire Insurance Company from 2000 until her retirement in February 2021. She joined the property-casualty mutual insurance company in 1977 as an underwriter and has served in various positions of progressive responsibility. She was awarded the designation of Chartered Property Casualty Underwriter (CPCU) and Certified Insurance Counselor. She is also a past director and Chair of the National Association of Mutual Insurance Companies and past director of the Rhode Island Public Expenditure Council. Her qualifications to serve on the Board of Directors include her extensive experience in leading a successful financial service company, as well as her experience on governing boards of nonprofit and for-profit corporations.

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Debra M. Paul
Age:	61	Director Since:	2024	Term in Office Expires:	2026
Business Experience: Ms. Paul served as Chief Executive Officer of Fellowship Health Resources, Inc. (“FHR”), a subsidiary of Elwyn, a non-profit human services organization, from July 2013 until her retirement from that position in December 2021. Following her retirement as CEO, she served as Senior Vice President of Integration with Elwyn until June 2022. Ms. Paul joined FHR in 2012 and held the position of Chief Financial Officer until her promotion to CEO. Ms. Paul served as Chief Financial Officer and Senior Vice President of Finance of Women & Infants Hospital from 2006 until 2011. She also served as Senior Audit Manager with the public accounting firm KPMG, LLP. She is a former Certified Public Accountant. Ms. Paul served on the board of Coastway Bancorp, Inc. from 2008 through its acquisition by HarborOne Bancorp, Inc. in 2018. She currently serves on the board and is the Audit Committee Chair of both Amica Mutual Insurance Company and Elwyn, and previously served on the Board of Blue Cross Blue Shield Rhode Island. Ms. Paul’s qualifications to serve on the Board of Directors include her extensive experience in audit, accounting and financial reporting; experience as an executive of several large healthcare organizations; and her experience on governing boards of various financial services and non-profit entities.

John T. Ruggieri
Age:	68	Director Since:	2019	Term in Office Expires:	2025
Business Experience: Mr. Ruggieri served as Senior Vice President and Chief Financial Officer for Gilbane Building Company, a global integrated construction and facility management services firm, and as Vice President and Chief Financial Officer for Gilbane, Inc., a global construction and real estate development firm from 2005 until his retirement in April 2022.  Prior to joining the Gilbane companies, he served as Executive Vice President and Chief Financial Officer for Emissive Energy Corporation, a manufacturer of lighting electronics and equipment.  From 1980 through 2004, he worked for A.T. Cross Company, an international manufacturer of fine writing instruments, timepieces and personal accessories, holding various positions of increasing responsibility, ultimately being named Senior Vice President and Chief Financial Officer in 1997 and assuming the additional responsibility of President, Pen Computing Group in 2001.  Mr. Ruggieri is a former certified public accountant. His qualifications to serve on the Board of Directors include his expertise in audit, finance, accounting and taxation, as well his experience as an executive of several large companies and knowledge of real estate development, facilities management and construction matters.

Edwin J. Santos
Age:	65	Director Since:	2012	Term in Office Expires:	2027
Business Experience: Mr. Santos has had a distinguished career in banking, with experience in risk management, corporate governance, management advisory services, acquisitions, and reengineering efforts. He served for many years in various positions of significant responsibility with FleetBoston Financial Group, and more recently served as Group Executive Vice President and General Auditor for Citizens Financial Group prior to his retirement in 2009. Mr. Santos currently serves as a member of the board and chairperson of the audit committee of Flywire Corporation (Nasdaq symbol: FLYW). He is also a member of the board of Providence Mutual Fire Insurance Company. He is Past Chairperson of the Board of Prospect CharterCARE, LLC, Past President of the Board of Trustees of Rocky Hill School, former board member of Fidelity Institutional Asset Management and a former member of the Bryant University Board of Trustees. Mr. Santos’ professional competency, broad experience in the financial services industry and strong reputation in the Rhode Island community qualify him to serve on the Board of Directors.

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Lisa M. Stanton
Age:	61	Director Since:	2021	Term in Office Expires:	2027
Business Experience: Ms. Stanton has served since 2021 on the Board of Directors of Red Violet, Inc. (Nasdaq symbol: RDVT), a data information company. She served on the board of Trulioo, an on-demand global identity verification company based in Vancouver, Canada, from January 2020 to June 2021. Additionally, she served as a member of the Venture Investments Board and as an Advisor to the IT Resilience and Strategy Committee of the Board of Directors of Nationwide Building Society, a financial institution in London, England from September 2016 through December 2019. She has more than 25 years of financial services, technology and data security experience, most recently serving as General Manager, Enterprise Strategy for American Express from December 2018 through her retirement in April 2020. From 2014 through 2016, she served as Chief Executive Officer for InAuth, a digital security platform deployed by financial institutions globally to protect their mobile and online banking capabilities. Following the acquisition of InAuth by American Express in 2016, she continued serving as InAuth’s President through 2018. She was the founder of the U.S. division of Monitise, a technology company that hosted a mobile banking and payments platform for banks and credit unions, where she served as Chief Executive Officer from 2007 to 2009, General Manager of the London-based Monitise Group from 2009 to 2013 and President, Americas from 2013 to 2014. She also served as a Senior Vice President for Citizens Financial Group from 1996 to 2007 and First New Hampshire Bank from 1991 to 1996, holding leadership roles in real estate; venture capital; retail distribution; digital, mobile and online channels; and card and payments products. She began her career as a commercial real estate broker, attaining the designation of Certified Commercial Investment Member (CCIM). Ms. Stanton’s qualifications to serve on the Board of Directors include extensive experience as a financial services executive and as a board member; deep expertise in risk management, data security, digital and technology matters; and her knowledge of commercial real estate matters.

Angel Taveras, Esq.
Age:	54	Director Since:	2024	Term in Office Expires:	2027
Business Experience: Mr. Taveras is an attorney and since January 2024 has served as Senior Counsel for Adler Pollock & Sheehan P.C. He was a Partner with Womble Bond Dickinson (US) LLP from January 2021 until January 2024. He previously served as Shareholder with Greenberg Traurig LLP from February 2015 until January 2021. Mr. Taveras was Mayor of the City of Providence, Rhode Island from January 2011 until January 2015. A graduate of Harvard University and Georgetown University Law Center, he has served as an Adjunct Professor at Providence College since January 2016. He is a member of the board and serves on the Audit Committee for Brown University Health and is a board member for Educare LLC and IKEA Foundation. He is a former board member for the National Civic League. Mr. Taveras’ qualifications to serve on the Board of Directors include his extensive legal expertise; leadership experience as Mayor of a major city in our footprint; and his experience on governing boards of various non-profit, industry and government entities.

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Board Composition, Qualifications and Diversity
We believe the Board is comprised of an effective mix of experience, skills and perspectives. The following charts and graphs highlight the current composition of our Board.

The Nominating and Corporate Governance Committee is engaged in an ongoing process to identify and evaluate qualified candidates that best serve the needs of the Corporation.

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Committee Membership and Meetings
Current committee membership and the number of meetings of the full Board and each committee held during 2024, are shown in the following table.

	Independent Director	Board	Audit Committee	Compensation Committee	Executive Committee	Nominating Committee
Robert A. DiMuccio, CPA	■	µ	■+	■	t	t
Joseph P. Gencarella, CPA	■	■	■+
Mark K.W. Gim		■
Edward O. Handy III		¬			■
Constance A. Howes, Esq.	■	■		■	■	■
Sandra Glaser Parrillo	■	■		■
Debra M. Paul	■	■	■+
John T. Ruggieri	■	■	t+		■	■
Edwin J. Santos	■	■	■	t	■	■
Lisa M. Stanton	■	■	■
Angel Taveras, Esq.	■	■	■
Number of Meetings in 2024		12	9	7	1	4
¬ = Chair of the Board µ = Lead Director t = Committee Chair ■ = Member + = Financial Expert

During 2024, each member of the Corporation’s Board attended at least 75% of the aggregate number of meetings of the Corporation’s Board and the committees of the Corporation’s Board of which such person was a member.  While we do not have a formal policy related to Board member attendance at annual meetings of shareholders, directors are encouraged to attend each annual meeting to the extent reasonably practicable.  All directors attended the 2024 Annual Meeting of Shareholders.

Executive Committee
The Executive Committee may exercise all powers and duties of the Corporation’s Board when such Board is not in session, except for such business that by law only the full Board is authorized to perform.

Nominating Committee
The Nominating Committee’s responsibilities and authorities, which are discussed in detail in its written charter (available on our website at https://ir.washtrust.com/govdocs), include, among other things:
▪Establishing procedures for identifying and evaluating nominees for the Board.
▪Establishing procedures to be followed by shareholders in submitting recommendations for director candidates to the Nominating Committee.
▪Evaluating and recommending to the Board qualified individuals to serve as Board and/or committee members consistent with criteria set by the Board.
▪Reviewing and assessing succession plans for the Chief Executive Officer position.
▪Developing and recommending to the Corporation’s Board a set of Corporate Governance Guidelines and recommending any changes to such Guidelines.
▪Overseeing the Corporation’s environmental, social and governance policies and initiatives.
▪Overseeing the evaluation of the Corporation’s Board and management.
The Nominating Committee recommended that Joseph P. Gencarella, Edward O. Handy III, and John T. Ruggieri be nominated for election to serve as directors until the 2028 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

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Audit Committee
The Audit Committee has a written charter that is available on our website at https://ir.washtrust.com/govdocs.  The charter is reviewed annually and amended as appropriate to reflect the evolving role of the Audit Committee. The responsibilities of the Audit Committee include, among other things:
▪Overseeing and reviewing our financial statements, accounting practices and related internal controls, as well as audits of the financial statements of the Corporation and its subsidiaries.
▪Overseeing our relationship with our independent registered public accounting firm, including having the sole authority and responsibility for all decisions related to appointing, compensating, evaluating, retaining, assessing the independence of, and, when appropriate, replacing the Corporation’s independent registered public accounting firm.
▪Overseeing our internal audit function.
▪Reviewing and approving all audit plans, including scope and staffing.
▪Establishing procedures for the submission, receipt and treatment of complaints or concerns regarding accounting or auditing matters.
▪Overseeing and reviewing the Corporation’s Code of Ethics and Standards of Personal Conduct (the “Code of Ethics”) and any related investigations.
▪Overseeing and reviewing the Corporation and the Bank’s compliance program and risk management efforts, as well as our credit review program and related results, asset quality and the adequacy of our allowance for credit losses.
Management is responsible for the financial reporting process, including the Corporation's system of internal controls, and the preparation of the Corporation's consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Corporation's independent registered public accounting firm is responsible for performing an independent audit of the Corporation's consolidated financial statements and internal controls over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The Audit Committee's responsibility is to oversee and review these processes, and it relies on expertise and knowledge of management, internal auditor and independent auditor in carrying out that role. The Audit Committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of internal and external audits, whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or on the effectiveness of the Corporation's system of internal controls.
In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Additionally, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the new lead engagement partner.
The Board has determined that each member of the Audit Committee is an independent director under the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Exchange Act. In addition, the Board has determined that Directors DiMuccio, Gencarella, Paul and Ruggieri each qualify as an “audit committee financial expert” under the Exchange Act.
The Audit Committee’s report on our audited financial statements for the fiscal year ended December 31, 2024 appears under the heading “Audit Committee Report” later in this Proxy Statement.

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Compensation Committee
The Compensation Committee has a written charter that is available on our website at https://ir.washtrust.com/govdocs.  Generally, the Compensation Committee is responsible for executive and director compensation decisions, and reports all actions to the members of the Corporation’s Board.  The Compensation Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:
▪Establishing our compensation philosophy, and reviewing compensation practices to ensure alignment with that philosophy.
▪Establishing annual compensation for the Chief Executive Officer and all other executive officers including salary, incentive and equity compensation.
▪Establishing incentive plans for all employees, and approving awards under such plans to the Chief Executive Officer and all other executive officers.
▪Annually reviewing the Succession and Talent Development Plan.
▪Establishing director compensation.
▪Approving equity compensation awards and the terms of such awards to employees and directors.
▪Reviewing the impact of our compensation practices in relation to the Corporation’s risk management objectives.
▪Administering our retirement, benefit and equity compensation plans, programs and policies.
A schedule of meetings and preliminary agenda is approved by the Compensation Committee at the end of each year for the coming fiscal year.  The Compensation Committee regularly invites members of the senior management team, including the Chief Executive Officer, to attend meetings. However, these executives are not voting members nor are they present during executive session deliberations regarding their own compensation.  The Compensation Committee meets regularly in executive session without the presence of employee directors and management.
The Compensation Committee has authority under its charter to select, retain, terminate and approve the fees of advisers, counsel or other experts or consultants, as it deems appropriate.  The Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm, to assist in fulfillment of its duties.  Meridian was selected by the Compensation Committee after review of, among other things, our needs, the qualifications of firm personnel, firm independence, firm resources, past experience with the firm, and a good faith estimate of fees, and was not made pursuant to the recommendation of management.  Meridian advises the Compensation Committee with respect to compensation and benefit trends, best practices, market analysis, plan design and establishing targets for individual compensation awards.  The use of an independent compensation consultant provides additional assurance that our executive compensation programs are reasonable and consistent with our philosophy and objectives.  Meridian reports directly to the Compensation Committee, and meets with members at least annually in executive session without the presence of employee directors and management.  The Compensation Committee does not prohibit Meridian from providing services to management, but such engagement must be requested or approved by the Compensation Committee. The Compensation Committee has considered all relevant factors, including the six factors listed in Rule 10C-1(b)(4) of the Exchange Act and further included in the Compensation Committee’s charter, and determined that no conflict of interest exists with respect to Meridian. During 2024, Meridian received total remuneration of $87,174 for consulting services on behalf of the Compensation Committee related to compensation analysis and planning.  We did not engage Meridian for any services other than those related to executive and director compensation consulting on behalf of the Compensation Committee.
The Compensation Committee may delegate authority to fulfill certain administrative duties regarding the compensation and benefit programs to our management team.  The Compensation Committee solicits the input and recommendations of the Chief Executive Officer for compensation awards to other executives, including the named executive officers.  Such awards are further discussed in executive session, with decisions made by the Compensation Committee without the Chief Executive Officer’s involvement.

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Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information as of February 25, 2025 regarding (i) the beneficial ownership interest in our common stock of the directors and certain executive officers of the Corporation and the Bank, (ii) the beneficial ownership interest of all directors and executive officers of the Corporation, as a group, and (iii) the security holdings of each person, including any group of persons, known by the Corporation to be the beneficial owner of five percent (5%) or more of our common stock outstanding based solely on the information reported by such persons in their most recent Schedule 13D or 13G filings with the SEC.

	Common Stock	Exercisable Options (a)	Vested Restricted Stock Units (b)	Total (c)	Percentage of Class
Nominees and Directors:
Robert A. DiMuccio, CPA	15,230	—	630	15,860	0.08%
Joseph P. Gencarella, CPA (d)	389	—	630	1,019	0.01%
Mark K.W. Gim	34,273	—	—	34,273	0.18%
Edward O. Handy III	41,854	—	—	41,854	0.22%
Constance A. Howes, Esq.	4,310	—	630	4,940	0.03%
Sandra Glaser Parrillo	1,466	—	630	2,096	0.01%
Debra M. Paul	—	—	—	—	—%
John T. Ruggieri	2,992	—	630	3,622	0.02%
Edwin J. Santos	4,570	—	630	5,200	0.03%
Lisa M. Stanton	705	—	630	1,335	0.01%
Angel Taveras, Esq.	100		—	100	—%
Certain Executive Officers:
Mary E. Noons	15,810	1,800	—	17,610	0.09%
Ronald S. Ohsberg, CPA	10,526	—	—	10,526	0.05%
Kathleen A. Ryan	6,608	3,800	—	10,408	0.05%
William K. Wray, Sr.	8,765	—	—	8,765	0.05%
All directors, nominees and executive officers as a group (20 persons)	189,564	17,100	4,410	211,074	1.09%
Beneficial Owners:
BlackRock, Inc. (e) 55 East 52nd St., New York, NY 10055	2,306,452	—	—	2,306,452	11.95%
Dimensional Fund Advisors LP (f) 6300 Bee Cave Rd. Bldg One, Austin, TX 78746	873,880	—	—	873,880	4.53%
FMR LLC (g) 245 Summer Street, Boston, MA 02210	1,262,080	—	—	1,262,080	6.54%
The Vanguard Group (h) 100 Vanguard Blvd., Malvern, PA 19355	966,273	—	—	966,273	5.01%
(a)Stock options that are or will become exercisable within 60 days of February 25, 2025.
(b)Restricted stock units that are or will become vested within 60 days of February 25, 2025.
(c)Total does not include a performance share unit award for Messrs. Handy, Ohsberg and Wray and Mses. Noons and Ryan and certain other executive officers that is based on the Corporation’s relative performance during the measurement period, which ended December 31, 2024 and was further subject to a time-based vesting period, which ended on January 24, 2025.  Relative performance results were not available as of March 11, 2025, and therefore, the final awards have not been ascertained.  Information regarding these grants including the current performance assumption is presented under the heading “Outstanding Equity Awards at Fiscal Year End” later in this Proxy Statement.
(d)Held by MidwayFour, LLC, of which Mr. Gencarella is a member. Mr. Gencarella disclaims beneficial ownership of the shares held by MidwayFour, LLC except to the extent of his pecuniary interest therein.

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(e)Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 5, 2025.
(f)Based solely on information set forth in a Schedule 13G filed with the SEC on October 31, 2024.
(g)Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2025.
(h)Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2024.

Executive Officers
The following is a list of all executive officers of the Corporation and the Bank with their titles, current ages and years of service, followed by certain biographical information.

Name	Title	Age	Years of Service
Edward O. Handy III	Chairman and Chief Executive Officer	63	11
Mary E. Noons	President and Chief Operating Officer	63	32
Ronald S. Ohsberg, CPA	Senior Executive Vice President, Chief Financial Officer and Treasurer	60	7
Kristen L. DiSanto	Senior Executive Vice President, Chief Human Resources Officer and Corporate Secretary	55	30
William K. Wray Sr.	Senior Executive Vice President and Chief Risk Officer	66	9
Dennis L. Algiere	Executive Vice President, Chief Compliance Officer and Director of Community Affairs	64	29
Maria N. Janes	Executive Vice President, Chief Accounting Officer and Controller	54	27
Michelle L. Kile	Executive Vice President and Chief Retail Banking Officer	42	—
Rolando A. Lora	Executive Vice President, Chief Retail Lending Officer and Director of Community Lending	54	1
Kathleen A. Ryan, Esq.	Executive Vice President and Chief Wealth Management Officer	59	9
Biographical information for Mr. Handy is provided under the heading “Board of Directors” earlier in this Proxy Statement.
Mary E. Noons joined the Bank in 1992 and has held positions of increasing responsibility in managing lending support, loan operations, secondary market, consumer lending, mortgage operations and mortgage origination. She was promoted to Senior Vice President in 2011. In 2016, she was promoted to Retail Lending division head, assuming responsibility for all mortgage and consumer lending activities. She was promoted to Executive Vice President in 2016, appointed Executive Vice President and Chief Retail Lending Officer in 2018 and appointed Senior Executive Vice President and Chief Retail Lending Officer in 2022. In 2023, she was promoted to President and Chief Operating Officer of the Corporation and the Bank.
Ronald S. Ohsberg, CPA joined the Bank in 2017 as Executive Vice President and Treasurer. Later that year, he was promoted to Senior Executive Vice President and Treasurer. He was promoted to Senior Executive Vice President, Chief Financial Officer and Treasurer in 2018.
Kristen L. DiSanto joined the Bank in 1994 and held positions of increasing responsibility within Human Resources.  She was promoted to Senior Vice President, Human Resources in 2009, and to Executive Vice President, Human Resources in 2012. She was promoted to Senior Executive Vice President, Chief

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Human Resources Officer and Assistant Secretary of the Corporation and the Bank in 2017. She was promoted to Senior Executive Vice President, Chief Human Resources Officer and Corporate Secretary of the Corporation and the Bank in 2018.
William K. Wray, Sr. joined the Bank in 2015 as Senior Vice President, Risk Management. He was promoted to Executive Vice President and Chief Risk Officer in September 2015 and to Senior Executive Vice President and Chief Risk Officer in 2017.
Dennis L. Algiere joined the Bank in 1995 as Compliance Officer. He was promoted to Vice President, Compliance in 1996 and to Senior Vice President, Compliance and Community Affairs in 2001.  He was named Senior Vice President, Chief Compliance Officer and Director of Community Affairs in 2004, and promoted to Executive Vice President, Chief Compliance Officer and Director of Community Affairs in 2019.
Maria N. Janes, CPA joined the Bank in 1997 and held positions of increasing responsibility within accounting function ascending to Controller in 1998. She was promoted to Senior Vice President in 2010. In 2016, she was promoted to Executive Vice President and Controller, and designated as Principal Accounting Officer of the Corporation and the Bank. In 2020, she was appointed Executive Vice President, Chief Accounting Officer and Controller of the Corporation and the Bank.
Michelle L. Kile joined the Bank in November 2024 as Executive Vice President and Chief Retail Banking Officer. She previously served as Vice President of Branch Services at Digital Federal Credit Union from 2023 to 2024 and prior to that, as Senior Vice President of Retail Banking at BankHometown from 2018 to 2023.
Rolando A. Lora joined the Bank in April 2023 as Executive Vice President, Chief Retail Lending Officer and assumed the additional responsibility of Director of Community Lending in September 2023. He previously served as Mortgage Retail Sales Senior Manager for the New England, Upstate New York, and New Jersey regions with Wells Fargo Bank’s Boston, MA Home Lending division from 2019 to 2023.
Kathleen A. Ryan, Esq. joined the Bank in 2015 as Senior Vice President, Client Services and Trust and Estate Services. In 2017, she was promoted to Executive Vice President, Wealth Management. In 2018, she was promoted to Executive Vice President and Chief Wealth Management Officer.

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Compensation Risk Analysis
Annually, the Compensation Committee (the “Committee”) performs a complete review of the Corporation’s short-term and long-term incentive compensation plans to assess and ensure that arrangements do not encourage executives and/or other employees to take excessive risks.  The Committee Chair presents the results of this review to the Board.
As part of the review, the Committee analyzes governance practices, plan design, and policies and internal controls. The Committee identifies areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, compliance, strategic and reputational risks.  Following the completion of a detailed analysis, the Committee concluded that all incentive plans appropriately balance risk and reward, and align employee interests with shareholders based on the following observations:
▪We structure our pay to consist of fixed (salary) and variable compensation (cash incentive and equity). We believe variable elements provide an appropriate percentage of overall compensation to motivate executives to focus on performance, while fixed elements provide an appropriate and fair compensation level that does not encourage executives to take unnecessary or excessive risks.
▪Our compensation program balances short-term and long-term performance, and does not place inappropriate focus on achieving short-term results at the risk of long-term, sustained performance.
▪Most incentive plans (including plans covering executive officers) include a threshold, target and maximum award.  By establishing a maximum, we ensure that the compensation mix remains within acceptable ranges and limit excessive payments under any one element.
▪All incentive plan designs are reviewed and approved by the Committee annually.
▪Performance targets for cash incentive plans are established annually.  We have internal controls over the measurement and calculation of the performance metrics, which are designed to prevent manipulation of results by any employee, including the executives. Additionally, the Board monitors the corporate performance metrics each month.
▪The Committee has the discretion to modify any plan payment downwards, allowing for consideration of the circumstances surrounding corporate and/or individual performance.
▪The Corporation has an Incentive Compensation Clawback and Forfeiture Policy that applies to the Corporation’s executive officers. In the event the Corporation is required to restate previously reported financial statements due to material noncompliance with any financial reporting requirements, executive officers are required to reimburse the Corporation for any cash or equity award that would not have been earned based on restated financial results. Among other things, this policy is intended to discourage executives from manipulating performance results that would assure a payment.
▪The Incentive Compensation Clawback and Forfeiture Policy also provides that, in the event of an executive’s misconduct, the Committee may require the executive to (a) reimburse the Corporation for any cash or equity award in an amount determined by the Committee; and (b) forfeit any outstanding cash or equity awards in whole or in part.
▪There are appropriate internal controls and oversight of the approval and processing of payments.
▪There are robust internal controls and segregation of duties throughout the Corporation, including areas responsible for making credit and investment decisions, as well as financial reporting.
▪The Corporation has a strong risk management and corporate governance framework to identify, measure, monitor and control current and emerging material risks. We have appointed a Chief Risk Officer to assist the Board and executive leadership in managing our overall risk program. Additionally, various committees of management and the Boards of the Corporation and the Bank may be responsible for evaluating and managing the risks associated with credit granting, interest rate and liquidity, investment portfolio management, fiduciary services and technology.

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▪Equity compensation consists of performance share units, restricted stock units, and stock options, which vest over a minimum of three years. These grants encourage a long-term perspective on overall corporate performance, which ultimately influences share price appreciation.  Equity compensation helps to motivate long-term performance, balancing the cash incentives in place to motivate short-term performance.
▪Annually, the Committee reviews our 25 top paid employees, regardless of position, providing added context and oversight to overall compensation throughout the Corporation.

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Compensation Discussion and Analysis
The Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to senior executives is fair, reasonable, competitive, performance-based and aligned with shareholder interests.
This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program, as well as the Compensation Committee’s determinations regarding executive compensation and the rationale for those determinations.

Executive Summary
Over the course of the past two years, the Corporation navigated significant changes in the macroeconomic environment and banking industry which has caused us to shift our strategic priorities. Material increases in interest rates resulted in a decrease in our mortgage origination business, which has historically been a significant contributor to our net income. In addition, rising interest rates coupled with increased competition for deposits resulted in compressed net income margins and higher funding costs. Nationally, there have been growing concerns regarding asset quality, particularly within the commercial real estate office space. To meet these challenges, the Corporation shifted priorities to focus on retaining and growing our deposit base; optimizing our net interest margin; maintaining our liquidity position and capital strength; effectively managing asset quality; and ensuring the continuation of our strong dividend for our shareholders. We also took steps to fortify our business to take advantage of our unique, competitive business model that features revenue diversity, a proven growth strategy, disciplined credit culture, and a reputation for personalized service and trusted advice.
As an example of our focus to fortify our business, in December 2024 we completed a Board-approved underwritten public offering of 2,198,528 shares of our common stock and received net proceeds of $70.5 million. The net proceeds have been deployed to include investments in the Bank and key initiatives such as balance sheet optimization strategies involving the sale of lower-yielding loans and debt securities, the purchase of debt securities with current market yields, and the repayment of wholesale funding balances. In December 2024, the Bank sold available for sale debt securities with an amortized cost balance of $409 million (fair value of $378 million) and a weighted average yield of 2.65% and reinvested $378 million into purchases of available for sale debt securities with a weighted average yield of 5.30%. In January 2025, the Bank completed the sale of residential mortgage loans with an amortized cost balance of $345 million (fair value of $282 million) and a weighted average rate of 3.02%, with the proceeds utilized to repay wholesale funding. While the sale transactions resulted in a net after-tax loss for 2024, the Board believes this transaction was in the best long-term interests of our stockholders as it is expected to be meaningfully accretive to our net interest margin, net income and capital levels in 2025. It also provides additional capacity for growth and investment. These actions, combined with positive organic growth momentum preceding them, have further strengthened our financial foundation, allowing us to focus on providing enhanced value for our shareholders, as well as the customers and communities we serve.
As of December 31, 2024:
▪We maintain a strong liquidity position. Total uninsured and uncollateralized deposits were 21% of our total deposits, and we maintained access to available funding of 136% of our total uninsured and uncollateralized deposits.
▪We are well capitalized. All of our regulatory capital ratios were well in excess of regulatory capital requirements. Our capital and loan reserve levels, along with our strong credit quality position us for continued success in light of current market conditions that are both dynamic and volatile.
▪We have excellent asset quality. Key credit quality metrics in both commercial and consumer portfolios remain resilient. Asset quality continues to be a source of strength for the Corporation, with non-performing assets of 0.34% of total assets and past due loans of 0.23% of total loans as of December 31, 2024.

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▪We continue to gain market share, attract new clients, and build existing relationships by offering a high level of personal service, digital solutions, and trusted advice. During 2024, we expanded our physical branch network in Rhode Island with new branches in Smithfield and Providence. Wealth management assets under administration totaled $7.1 billion, up 7% from the prior year end. In-market deposits grew to $4.8 billion, an increase of 3% from the prior year end.
▪We took steps to optimize the customer experience across all our business lines. We introduced an omnichannel digital account opening solution; launched a “quick switch” digital tool to facilitate an easy transfer of direct deposits, automatic payments and debit card auto-pays to a customer’s Washington Trust account; unveiled live-chat functionality on our website; implemented a “cobrowse” feature to allow secure screen sharing for guided assistance with online banking tasks; released a Spanish-language version of our website; implemented a Personal Financial Portal for our wealth management clients; and continue to plan for other customer service enhancements in the future.
▪We maintained our dividend and provided solid shareholder returns. Our annualized dividend yield was 7.15%, based on our closing stock price of $31.35, on December 31, 2024.
In recognition of the executive team’s efforts on behalf of the Corporation and our shareholders, the Compensation Committee, in consultation with our compensation consultant, approved modest base salary increases in line with market trends, and bonuses that were significantly below target for the second fiscal year. We believe these decisions appropriately balance our performance with executive efforts to position the Corporation for future success, and help to ensure that we attract and retain top talent. Compensation actions and the Committee’s decision-making process are further explained in the narrative following this summary.
Compensation Philosophy and Objectives
Our success is highly dependent on hiring, developing and retaining qualified people who are motivated to perform for the benefit of our shareholders, customers and community.  The Committee believes that an effective executive compensation program should be designed to reward the achievement of specific annual, long-term and strategic goals, and align executive interests with shareholders, with the ultimate objective of enhancing shareholder value.  The goal of our compensation program is to compensate senior leadership in a manner that encourages superior corporate performance, defined as at or above the top third of our peers.
Our compensation program places emphasis on:
▪attracting and retaining the best talent in the financial services industry;
▪providing compensation for key executives that is competitive with similarly-sized financial institutions;
▪linking pay to performance;
▪motivating executives to achieve the goals set in our strategic plan;
▪returning a fair value to shareholders; and
▪ensuring that compensation supports sound risk management practices.
To these ends, the Committee believes that compensation packages provided to executives, including the named executive officers listed in this Proxy Statement, should include both cash and stock-based compensation that reward short-term and long-term performance as measured against established goals, both on an absolute and relative basis.

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Foundational Elements of Our Executive Compensation Program
Our compensation programs are built on a foundation of compensation best practices and sound governance practices, which we believe our shareholders demand, including:

What We Do
✓	Ensure pay for performance alignment.
✓ Allocate a significant portion of total compensation to performance-based pay.
✓ Grant significant portion of long-term equity compensation as performance-based awards for the CEO and all other named executive officers.
✓ Incorporate absolute and relative performance metrics into our incentive plans.
✓ Review pay-performance alignment (i.e., realized and realizable pay).
✓	Engage an independent compensation consultant who reports directly to the Compensation Committee.
✓	Benchmark our practices annually to ensure executive compensation remains consistent with the market.
✓	Subject short-term and long-term incentive payments to caps.
✓	Perform an annual compensation risk assessment.
✓	Maintain share ownership guidelines.
✓	Require that change in control agreements contain double-trigger rather than single-trigger provisions.
✓	Subject cash and equity incentive awards to an Incentive Compensation Clawback and Forfeiture Policy.
What We Don’t Do
✗	We don’t maintain employment contracts.
✗	We don’t provide excise tax gross-ups on change in control payments.
✗	We don’t provide excessive perquisites.
✗	We don’t allow repricing of underwater options without shareholder approval.
✗	We don’t provide current payment of dividends or dividend equivalents on unearned long-term incentives.
✗	We don’t allow executive officers to engage in hedging.

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Factors Considered in Determining Pay Programs and Making Pay Decisions
The Committee is responsible for all executive compensation decisions and reports all actions to the Corporation’s Board. The following chart outlines the primary factors considered in determining executive compensation:

Determining Pay for the Chief Executive Officer		Determining Pay for Other Named Executive Officers
-	Compensation consultant’s analysis	-	Compensation consultant’s analysis
-	Market benchmarks	-	Market benchmarks
-	Corporate performance	-	Corporate and business unit performance
-	Internal and external economic conditions	-	Internal and external economic conditions
-	Tally sheets and wealth accumulation analyses	-	Tally sheets and wealth accumulation analyses
-	Compensation relative to other executives	-	Compensation relative to other executives
-	Assessment of the Chief Executive Officer’s performance by the independent directors of the Corporation’s Board	-	Chief Executive Officer’s assessment of the executive’s performance and compensation recommendations

Benchmarking Compensation
Prior to the beginning of each fiscal year, the Committee consults with Meridian, its independent compensation consultant, to assess the competitiveness and effectiveness of our executive compensation program.  In the fall of 2023, Meridian provided an analysis of base salary, short-term incentive, long-term incentive and total compensation practices of comparable companies in the banking industry, which was used by the Committee to establish compensation for 2024.  The compensation consultant considered individual compensation elements, as well as the total compensation package, and assessed the relationship of pay to performance.
In performing this analysis, Meridian used a peer group of banking institutions, which was reviewed and approved by the Committee.  The peer group included institutions of generally similar asset size, regional location, and to the extent possible, organizations with a wealth management business line since this represents a significant part of our business model.  At the time of peer group selection, the Corporation was positioned approximately at the median of the peer group in terms of total assets, with asset size ranging from $3.0 billion to $14.0 billion (approximately one-half to two times the size of the Corporation). All banks were based in the Northeast and Mid-Atlantic region.  The peer group used in the report presented for consideration of 2024 compensation decisions consisted of the following financial institutions:

Bar Harbor Bankshares	Berkshire Hills Bancorp	Brookline Bancorp, Inc.
Cambridge Bancorp	Camden National Corporation	CNB Financial Corporation
Enterprise Bancorp, Inc.	Financial Institutions, Inc.	First Commonwealth Financial Corporation
The First of Long Island Corporation	Lakeland Bancorp, Inc.	Mid Penn Bancorp
NBT Bancorp Inc.	OceanFirst Financial Corp.	Peapack-Gladstone Financial Corporation
Peoples Financial Services	S & T Bancorp, Inc.	Tompkins Financial Corporation
TrustCo Bank Corp NY	Univest Financial Corporation

A peer group analysis is limited to those positions for which compensation information is disclosed publicly. Therefore, the compensation consultant also relied on published compensation surveys to supplement peer group information, including the McLagan Regional & Community Banking Survey.  Similar asset and regional scope comparisons were used for the benchmarking analysis.

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Setting Pay and Mix
We target total compensation at the 50th percentile of market pay, with opportunities for upward or downward adjustment based on individual performance and actual corporate performance on an absolute and relative basis. Each executive has a target total compensation opportunity that consists of base salary, short-term cash incentive and long-term equity compensation elements. We believe that our target compensation mix (outlined below) allows our compensation to vary appropriately based on corporate and individual performance in a manner that is aligned with shareholder interests and represents sound risk management principles.
Target Pay Mix

Base Salary	Short Term Incentives	Long Term Incentives
Because a substantial portion of compensation is based on short-term and long-term corporate, divisional and individual performance results, actual total compensation, as well as the percentage of compensation delivered under each element, will vary annually. We believe that our most senior executives should have a significant portion of pay provided through at-risk performance-based compensation elements.

Tally Sheets and Wealth Accumulation Analyses
Annually, the Committee reviews a presentation of total compensation, or “tally sheet,” for each executive officer. This detailed analysis of actual and potential compensation includes:
▪a summary of total compensation for the current and previous fiscal year, including actual allocation to each compensation element;
▪incentive opportunity and related performance levels needed to achieve threshold, target and maximum payouts;
▪the value of perquisites, if applicable;
▪potential value of unvested equity grants at various levels of stock performance;
▪overall total compensation ranking within the Corporation; and
▪potential post-employment payments.
The Committee uses the tally sheets to evaluate each executive officer’s total compensation, as well as the impact of the Corporation’s performance on compensation. We believe this analysis is an integral part of our evaluation of the executive compensation program.

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The Role of Shareholder Say-on-Pay Votes
The Corporation provides its shareholders with the opportunity to cast an annual non-binding advisory vote to approve the compensation of the named executive officers (the “say-on-pay proposal”). At the Annual Meeting of Shareholders held on April 23, 2024, 93% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. We believe this affirms shareholders’ support of our approach to executive compensation; therefore, the Compensation Committee did not make significant changes to the compensation program for named executive officers in 2024. The Committee will continue to consider the outcome of annual say-on-pay votes when making future compensation decisions.
Base Salary
Our base salaries consider market pay levels and reflect individual roles, performance, experience and leadership contribution.  Generally, base salaries are targeted at the 50th percentile of our peer group. After consideration of individual-based factors and market data, the Committee approved base salaries for the named executive officers as outlined below.

	2023 Salary	2024 Salary	2025 Salary
Handy	$750,000	$780,000	$811,000
Noons	$400,000	$416,000	$440,000
Ohsberg	$370,000	$385,000	$400,000
Ryan	$345,000	$360,000	$375,000
Wray	$336,000	$349,500	$363,500
_____________________

Short-Term Incentive Compensation
Annually, the Committee reviews all incentive plans to ensure that they are designed in a manner that continues to motivate employees to achieve our strategic goals without excessive or undue risk. The Committee believes that short-term incentives are instrumental in motivating and rewarding executives for achievement of annual corporate and division goals. All executive officers participated in the Executive Bonus Plan during 2024. In addition, Ms. Ryan participated in our Wealth Management Business Building Incentive Plan, which rewards achievement of growth targets for the wealth management business unit. Plan terms, including the target bonus levels and relationship of payouts to achievement of financial metrics, were established by the Committee in consultation with the independent compensation consultant.

Executive Bonus Plan
As the Committee began planning for the 2024 annual incentive program, it became clear that the Corporation’s priorities had shifted as described earlier in this CD&A. The executive team needed to focus on fortifying our business to take advantage of our unique, competitive business model; maintaining strong credit quality and a disciplined credit culture; retaining and growing our deposit base; leveraging our revenue diversity including wealth management and other fee-based business lines; optimizing our net interest margin; maintaining our liquidity position and capital strength; effectively managing asset quality; and most importantly, ensuring the continuation of our strong dividend for our shareholders.
After much thought and deliberation, the Committee came to the conclusion that what had worked in the past, would not work in this changing environment and therefore, suspended the Annual Performance Plan for 2024 only, replacing it with a simplified incentive plan, the funding of which was based on net income. The plan target focused on providing sufficient earnings to support the current dividend and “paying our shareholders first”. The Committee recognized that bonus payments would likely be significantly below target, but nonetheless believed it was necessary, and in fact prudent, to provide executives with the opportunity to earn some level of bonus to retain talent and effectively motivate the team to execute the shifting strategy.
The Committee engaged the independent compensation consultant to design an incentive plan structure that was reasonable in its approach and designed in a manner that continued to motivate employees to

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achieve our strategic goals without excessive or undue risk. Under the Executive Bonus Plan, a target bonus pool is funded based on the Corporation’s net income performance. Once the available Bonus Pool is determined, awards are allocated to each participant based upon individual performance and contribution to the Corporation’s success. This plan was intended to be in place for 2024 only. Provisions related to the 2024 awards are outlined below.
▪Performance measurement period: January 1, 2024 through December 31, 2024.
▪Performance metric: A bonus pool is funded based on the Corporation’s GAAP net income. The Committee will have the discretion to further modify goals or results (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Corporation or the financial statements of the Corporation; or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. This would include, but is not limited to, one-time acquisition-related expenses and impact of stock repurchases, if applicable, to the extent such impact was not a factor in setting the original goals. In consultation with the compensation consultant, the Committee determined that the public offering and balance sheet repositioning was an “unusual or extraordinary corporate item, transaction, event or development” and excluded the impact of such transaction from net income results when determining the available bonus pool.
▪Target awards: Each executive has a target incentive opportunity, which varies by role and level of responsibility, as outlined in the following table.  Awards are made in cash, time-vested equity grants, or any combination thereof.

Target Incentive Opportunity as a Percentage of Base Salary Earnings
Handy	50%
Noons	40%
Ohsberg	35%
Ryan	30%
Wray	35%
▪Range of potential awards: 0% to 150% of the target award. The bonus pool funds at 100% of target for achieving the Tier 1 goal and at 150% of target for achieving the Tier 2 goal.
▪Assessment of individual performance and determination of awards: Individual performance for the Chief Executive Officer is determined with consideration of matters such as leadership of the senior management team; achievement of strategic priorities; community involvement and presence; market expansion and enhancement; strategic planning and implementation; corporate governance; investor relations; talent acquisition and development; diversity, inclusion and equity efforts; risk management; and ability to focus the Corporation on the long-term interests of our shareholders.  For the other named executive officers, individual performance is determined with consideration of matters such as leadership; contribution towards the achievement of strategic priorities; strategic planning; and achievement of business unit operational and/or production goals. The Committee relies upon the assessment of the performance of the Chief Executive Officer by the independent directors of the Corporation’s Board, and considers the Chief Executive Officer’s assessment of the performance of all other senior executives.
Regardless of the actual award determined by the plan parameters, the Committee has the discretion to modify any award downwards. Plan payments are subject to recoupment as described under the heading “Compensation Discussion and Analysis - Incentive Compensation Clawback and Forfeiture Policy” later in this Proxy Statement.

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2024 Awards under the Executive Bonus Plan
Corporate performance targets and GAAP results for 2024 are outlined in the following table. As described earlier, corporate performance results were adjusted to remove the impact of the public offering and balance sheet repositioning during 2024. This performance resulted in the achievement of the Tier 2 goal of net income of $39,000,000, resulting in potential payout of 150% of target.

Metric	2024 Tier 2 Goal	2024 GAAP Results	Adjustments for Public Offering & Balance Sheet Repositioning*	2024 Adjusted Results	Maximum 2024 Award Level
Net Income	$39,000,000	$(28,059,000)	$71,236,000	$43,177,000	150.0%
*Amount reflects losses associated with the balance sheet repositioning transactions, net of tax.
Once the bonus pool was established, the Committee exercised negative discretion to ‘right size’ payments to an appropriate level given both corporate performance and each executive’s individual performance. In determining individual performance, the Committee considered the factors described earlier and consulted with its independent compensation consultant. The Committee also considered that executive efforts in the areas of liquidity, capital, credit, deposits, expense management, net interest margin, balance sheet optimization strategies which may not be fully reflected in 2024 performance, but instead will position Washington Trust to resume growth of a long-term focused, profitable, relationship-driven Corporation. This was also a driver for making a portion of each executive’s award payable in the Corporation’s stock and in fact, for CEO Handy, the majority of his 2024 bonus award was paid in the Corporation’s stock.
Executive Bonus Plan awards for the named executive officers are outlined in the following table:

	Available Award from Bonus Pool	Actual Cash Award	Actual Equity Award Value (a)	Total Value of Cash and Stock Award	Overall Percentage of Available Award
	(150.0%)	(0.0% - 150.0%)
Handy	$584,568	$148,914	$196,114	$345,028	59.0%
Noons	$249,416	$114,440	$33,429	$147,869	59.3%
Ohsberg	$201,974	$104,176	$19,010	$123,186	61.0%
Ryan	$161,870	$77,064	$14,710	$91,774	56.7%
Wray	$183,351	$96,230	$17,264	$113,494	61.9%
(a)Represents the fair value of a plan-based restricted stock unit award under the Executive Bonus Plan in January 2025, based upon achievement of plan targets in 2024. Such grants will vest ratably over three years from the date of grant.

We expect these bonus levels to be significantly below the range of payouts to executives within our industry and compensation peer group. We believe these reduced bonus amounts are appropriate to recognize and reward the strategic efforts of the executive team and will assist us in motivating and retaining talent in a tough economic yet competitive employment environment.

Wealth Management Business Building Incentive Plan
Ms. Ryan is eligible for an additional incentive payment based on the performance of the wealth management division.  This incentive is intended to drive growth in the wealth management business line, which is an important contributor to our net income.  Provisions related to her 2024 award are outlined below.
▪Performance measurement period: January 1, 2024 through December 31, 2024.
▪Performance metrics: Plan performance is measured in terms of (i) division pre-tax earnings (30% weighting), (ii) division revenues (30% weighting), (iii) new business (includes new accounts and solicited additions/upgrades, 20% weighting); and (iv) lost business (20% weighting). Routine flows (contributions and distributions) are excluded from new and lost business. New/lost business will

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be based on the market value at the time and will not be further adjusted for market appreciation/depreciation.
▪Target payment: $90,000, payable in cash.
▪Range of potential awards: 0% to 150% of the target award. Payment is determined by assessing achievement of each metric individually using a linear interpolation with the opportunity for a payout of 0% to 150% of target and averaging the results. A minimum performance threshold of 70.0% achievement for each metric must be achieved to qualify for an award based on that metric
Regardless of the actual award determined by the plan parameters, the Committee has the discretion to modify any award downwards. Plan payments are subject to recoupment as described under the heading “Compensation Discussion and Analysis - Incentive Compensation Clawback and Forfeiture Policy” later in this Proxy Statement.
In 2024, plan targets were:  (i) division pre-tax earnings of $18,235,000; (ii) division revenues of $41,583,000; (iii) new business of $619,002,000; and (iv) lost business of $(294,144,000).  During 2024, the wealth management division met 106.8% of the pre-tax earnings goal, 100.2% of the revenue goal, and 108.9% of the new business goal, but did not meet the threshold for a payment under the lost business metric.  This performance resulted in a total bonus payment of $81,990 to Ms. Ryan under this plan, which is equal to 91.1% of the plan target.

Annual Performance Plan
In 2022 and 2023, all of the named executive officers were eligible for an incentive payment under the Annual Performance Plan. The Annual Performance Plan was not active for 2024, however, the plan will resume in 2025. Details of named executives’ awards under this plan for performance in 2022 and 2023 are described under the headings “Executive Compensation - Summary Compensation Table” later in this Proxy Statement. Provisions related to the plan design are outlined below.
▪Performance measurement period: January 1 through December 31 of each year 2022 and 2023.
▪Target awards: Each executive has a target incentive opportunity, expressed as a percentage of base salary earnings, which varies by role and level of responsibility, as outlined in the following table.

	Target Incentive Opportunity	Allocation
		Corporate Performance	Individual Performance
Handy	50%	70%	30%
Noons	40%	70%	30%
Ohsberg	35%	60%	40%
Ryan	30%	60%	40%
Wray	35%	60%	40%
▪Range of potential awards: 0% to 150% of the target award.
▪Corporate performance metrics: Corporate performance was based on three financial metrics - GAAP Net Income, fully diluted earnings per share (EPS), and ROE, consistent with publicly released results, with each metric receiving equal weighting.  The Board established performance targets at the beginning of each period based on our strategic objectives.  At the end of each year, the actual performance for each of the financial metrics is measured separately against its target. Corporate performance exceeding a threshold of 80% of the performance target will result in progressively increasing payment levels. The Compensation Committee has the discretion to further modify goals or results (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Corporation or the financial statements of the Corporation; or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. This would include, but was not limited to, one‐time

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acquisition‐related expenses and impact of share repurchases, if applicable, to the extent such impact was not a factor in setting the original goals.
▪Individual performance criteria: Individual performance awards were based on an assessment of executive performance against expectations established at the beginning of each year. Individual performance for the Chief Executive Officer was determined with consideration of matters such as leadership of the senior management team; achievement of strategic priorities; community involvement and presence; market expansion and enhancement; strategic planning and implementation; corporate governance; investor relations; talent acquisition and development; diversity, inclusion and equity efforts; risk management; and ability to focus the Corporation on the long-term interests of our shareholders.  For the other named executive officers, individual performance was determined with consideration of matters such as leadership; contribution towards the achievement of strategic priorities; strategic planning; and achievement of business unit operational and/or production goals. The Committee relied upon the assessment of performance of the Chief Executive Officer by the independent directors of the Corporation’s Board, and considers the Chief Executive Officer’s assessment of the performance of all other senior executives.
Regardless of the actual award determined by the plan parameters, the Committee had the discretion to modify any award downwards. Plan payments are subject to recoupment as described under the heading “Compensation Discussion and Analysis - Incentive Compensation Clawback and Forfeiture Policy” later in this Proxy Statement.

Retail Lending Growth Incentive Plan
Based on Ms. Noons’ role as Chief Retail Lending Officer in 2022, she was eligible for an additional incentive payment based on the performance of the retail lending business unit, which is an important source of noninterest income, as well as a key contributor to interest-earning assets and related net interest income. Details of Ms. Noons’ awards under this plan for performance in 2022 is described under the headings “Executive Compensation - Summary Compensation Table” and “Executive Compensation - Grants of Plan Based Awards” later in this Proxy Statement. Ms. Noons transitioned into the President and Chief Operating Officer role in 2023 and therefore was not eligible to participate in this plan beginning in 2023. Provisions related to the plan design are outlined below.
▪Performance measurement period: January 1, 2022 through December 31, 2022.
▪Performance metrics: Performance is measured in terms of the Corporation’s (a) total residential real estate loan origination volume (“origination metric”); (b) net realized gains on loan sales (“sales revenue metric”); and (c) non-accrual loans as a percentage of loan portfolio balances based on one-family to four-family dwellings (“asset quality metric”). Performance is determined by assessing achievement of each metric individually against its target, with all metrics weighted equally. For the origination metric and sales revenue metric, performance is assessed against annual goals set by the Committee. Asset quality metric performance is assessed by comparing the Corporation’s average performance for the prior completed 20 quarters to the average of the industry comparator group median over the same period.
▪Target payment: $50,000. To focus performance on both goal achievement and the long term success of the division, the plan payment was allocated approximately 50% in equity (restricted stock units, further subject to time-based vesting) and 50% in cash.
▪Range of potential awards: 0% to 150% of the target award. With respect to the origination and sales revenue metrics, performance exceeding a threshold of 70% of the performance target results in progressively increasing payment levels, ranging from 25% to 200%. With respect to the asset quality metric, the payout range is 0% to 100%. Performance for the three metrics is averaged, and further subject to a maximum award of 150% of target.
Regardless of the actual award determined by the plan parameters, the Committee has the discretion to modify any award downwards. Plan payments are subject to recoupment as described under the heading “Compensation Discussion and Analysis - Incentive Compensation Clawback and Forfeiture Policy” later in this Proxy Statement.

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Long-Term Equity Incentive Compensation
The granting of stock-based incentives is viewed as a desirable long-term incentive compensation strategy because it closely links the interests of management with shareholders; provides an opportunity for increased executive stock ownership; aids in executive retention; and rewards executives for focusing on long-term stock value.  In determining the form of equity to be granted, the Committee considers many factors, including the ability to drive corporate performance; retention and stock ownership; tax and accounting treatment; and impact on dilution.

Annual Equity Grant Timing
Employee and director equity award grants are made by the Compensation Committee during the normal course of committee meetings. Prior to each year, a schedule of committee meeting dates and activities, including planned equity grants, is approved by the Compensation Committee. Equity award grants are made at such meetings and effective on that date or at a specified future date, with any stock options issued at the closing price on the date of grant. From time to time, we may structure a new hire employment offer to include an equity grant with such grant being effective on the date of Compensation Committee approval or date of hire, if later.
The Compensation Committee did not take into account any material nonpublic information when determining the timing and terms of equity incentive awards, and we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Notwithstanding the foregoing, the Compensation Committee had planned to issue nonqualified stock option awards to certain non-executive officers at its regularly scheduled meeting on December 16, 2024. However, at that time, the Corporation was engaging in a public offering of its stock in anticipation of a balance sheet repositioning. The Committee waited until the public offering was complete and information regarding the balance sheet repositioning was released (which occurred on December 20, 2024) before issuing the stock option grant on December 23, 2024. Therefore, during 2024, we did not grant stock options to our named executive officers, or any other person, during any period beginning four business days before and ending one business day after the filing or furnishing of a Form 10-Q, 10-K or 8-K that discloses material nonpublic information.

2024 Long-Term Equity Incentive Compensation Design and Award
We are committed to providing compensation that reinforces a strong pay and performance link to our leadership team. Our equity compensation program is designed to achieve this objective. All of our named executive officers received a performance-based long term equity grant in 2024.
Performance share unit awards are designed to position total compensation at the 50th percentile with opportunities for upward and downward adjustment based on actual corporate performance compared to an industry comparator group, providing true pay for performance through the leveraging of equity awards.
Selecting and defining the performance measurements for the award was a critical decision for the Committee. Measures needed to reflect our strategic plan and growth strategy, as well as shareholder expectations.  In addition, measures had to be within the control and influence of the grantees so that there is a true correlation between actual contribution and reward.  After reviewing a number of performance metrics, and in consultation with the compensation consultant, the Committee decided to base performance on relative core return on equity (“Relative Core ROE”), relative core earnings per share growth (“Relative Core EPS Growth”) and relative net charge offs as a percent of total loans (“Relative Net Charge Offs”), weighted at 40.0%, 40.0% and 20.0%, respectively. Provisions related to the 2024 awards are outlined below.
▪Range of potential awards: 0% to 200% of the target award.
▪Performance measurement period: January 1, 2024 through December 31, 2026.
▪Performance criteria: Relative Core ROE, Relative Core EPS Growth and Relative Net Charge Offs. Core ROE and Core EPS Growth measurements are objectively defined by S&P Global Market Intelligence as GAAP results adjusted to use net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held

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to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items. S&P Global Market Intelligence uses a consistent tax rate in all tax adjusted metrics.
▪Industry comparator group: All publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $3.0 billion to $14.0 billion (based on information published by S&P Global Market Intelligence).
▪Dividend equivalents: Dividends will be paid retroactively in cash only on earned shares once the award is earned and the earned shares are actually issued.
In addition to this performance share unit award, the named executive officers received a restricted stock unit grant subject to time-based vesting. 2024 awards to the named executive officers are summarized in the following table:

	Performance Share Units Range of Payouts (# of Shares) (a)				Time-Based Restricted Stock Unit Grant (b)
	Minimum	Threshold	Target	Maximum
Relative Performance	0-25th percentile	25th percentile	50th percentile	100th percentile
Handy	—	4,740	9,480	18,960	9,480
Noons	—	2,110	4,220	8,440	4,220
Ohsberg	—	1,755	3,510	7,020	3,510
Ryan	—	1,550	3,100	6,200	3,100
Wray	—	1,550	3,100	6,200	3,100
(a)The Corporation must achieve threshold performance at the 25th percentile for each metric to qualify for an award based on that metric. Payouts range from 50% to 200% of the target award based on a straight line interpolation for performance from the 25th percentile to the 100th percentile. Awards are further subject to time-based vesting on the three-year anniversary of the grant.
(b)Grants are subject to time-based vesting on the three-year anniversary of the grant.
_____________________

Except as outlined in the next sentence, each award is subject to forfeiture in the event of the executive’s termination of employment prior to the three-year anniversary of the grant. Each award is subject to full vesting in the event of a change in control or death and prorated vesting in the event of retirement or disability prior to the three-year anniversary of the grant, provided however that the number of earned shares on performance share unit awards will still be determined based on the Corporation’s performance during the full three-year performance period. Equity grants are subject to recoupment as described under the heading “Compensation Discussion and Analysis - Incentive Compensation Clawback and Forfeiture Policy” later in this Proxy Statement.

2021 Performance Share Unit Awards that Became Earned in 2024
In 2021, Messrs. Handy, Ohsberg and Wray and Mses. Noons and Ryan were granted performance share units with an opportunity to earn from 0% to 200% of the target award. These grants were structured in the same manner described earlier, except that performance was based on the Corporation’s Relative Core EPS Growth and Relative Core ROE performance during the measurement period of January 1, 2021 through December 31, 2023 and the industry comparator group was based on all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.5 billion to $10.0 billion. On April 22, 2024, the Committee certified the following performance results:

	Percentile Ranking Relative to Industry Comparator Group
Metric	Calendar Year 2021	Calendar Year 2022	Calendar Year 2023	Weighted Average	Resulting Payout
Core Return on Equity	83.0%	73.0%	50.0%	69.0%	138.0%
Core EPS Growth	15.0%	10.0%	23.0%	16.0%	—%
Final Payout For Award					69.0%

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Final awards and dividends payable on earned shares from the grant through issuance dates are outlined in the following table.

	Range of Payouts (# of Shares)				Final Award Earned (69% of Target)
	Minimum	Threshold	Target	Maximum	Shares	Dividends
Handy	—	4,360	8,720	17,440	6,017	$42,600
Noons	—	1,415	2,830	5,660	1,953	$13,827
Ohsberg	—	1,625	3,250	6,500	2,243	$15,880
Ryan	—	1,415	2,830	5,660	1,953	$13,827
Wray	—	1,415	2,830	5,660	1,953	$13,827

Compensation-Related Policies and Practices
Stock Ownership and Equity Retention Guidelines
The Committee believes that stock ownership aligns financial interests with shareholders and focuses executives and directors on long-term company performance.  We have established stock ownership guidelines for executives and directors as outlined below.  Until ownership targets are achieved, equity grant retention guidelines apply.

	Stock Ownership Requirement	Equity Grant Retention Guidelines
Chief Executive Officer	2 times base salary	50% of all vested equity grants (a)
All Other Named Executive Officers	1 times base salary	50% of all vested equity grants (a)
Non-employee Directors	5 times retainer (b)	100% of all vested equity grants
(a)Net of any shares withheld to satisfy the tax liability or fund the purchase price of such grant.
(b)Expected within five years of joining the Board.
_______________________

As of December 31, 2024, all executives and directors have either achieved the applicable stock ownership requirement or are adhering to the equity grant retention guidelines.

Insider Trading and Anti-Hedging Policies
To ensure alignment of the interests of our shareholders with all of our directors, officers, employees and consultants, including our named executive officers, the Corporation’s Code of Ethics and Standards of Personal Conduct includes an Insider Trading Policy which governs the purchase, sale, and/or other dispositions of the Corporation's securities by Directors, officers and employees, that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Corporation. A copy of the Corporation's Insider Trading Policy and Insider Trading Procedures were filed as Exhibits 19.1 and 19.2 of the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Additionally, the Insider Trading policy prohibits directors, executive officers and certain other employees from engaging in hedging transactions with respect to the Corporation’s securities. Further, pledging of the Corporation’s securities is permitted on a case by case basis with the approval of the Audit Committee; currently no named executive officer has pledged any stock.

Incentive Compensation Clawback and Forfeiture Policy
In order to further align management’s interests with the interests of shareholders and support good governance practices, all cash incentive awards and performance share unit awards made prior to March 2020 to the named executive officers included a recoupment or “clawback” provision. In the event that the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the Federal securities laws, the executive will be required to

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reimburse the Corporation for any amount that would not have been earned based on the restated financial results.
In March 2020, the Corporation expanded its recoupment policy through the adoption of the Incentive Compensation Clawback and Forfeiture Policy, which applies to all future cash incentive payments and equity compensation grants after that date. The policy was amended in November 2023 to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The policy provides that:
▪In the event that the Corporation is required to prepare a Material Financial Restatement (defined as an accounting restatement of previously issued financial statements of the Corporation due to the material noncompliance of the Corporation with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously-issued financial statements that is material to the previously-issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), executive officers are required to return, repay or forfeit any cash or equity award in the three completed fiscal years immediately preceding the restatement date that exceeds the amount that otherwise would have been received by the executive had such compensation been determined based on the restated amounts in the Material Financial Restatement.
▪In the event of (a) an executive officer’s misconduct; (b) the gross or willful failure of the executive officer to take action with respect to any act(s) of misconduct by a person in his or her business unit; or (c) the executive officer directs any other person to take any act(s) of misconduct, the Compensation Committee may require the executive officer to return, repay or forfeit any cash or equity award, in an amount determined by the Committee.
Under the policy, misconduct is defined as the occurrence of any one or more of the following events:
▪a willful act of dishonesty by the executive with respect to any material matter involving the Corporation or any of its subsidiaries or affiliates;
▪a gross or willful violation of the Corporation’s policies and/or the Code of Ethics and Standards of Personal Conduct;
▪actions that have caused or might reasonably be expected to cause significant reputational or other harm to the Corporation;
▪the commission by or indictment of the executive officer for (i) a felony or (ii) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, means an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); or
▪the gross or willful failure by the executive to substantially perform his or her duties with the Corporation (after being provided written notice of the scope and nature of the failure, with the opportunity for the executive to remedy such failure).
The Compensation Committee has the sole authority regarding all determinations for the application and operation of the policy.

Deductibility of Executive Compensation
Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to “covered employees” of the company. The Board and Compensation Committee believe that stockholder interests are best served if they retain maximum flexibility to design executive compensation programs that meet stated business objectives. For that reason, while our Board and Compensation Committee consider the potential effects of Section 162(m) of the Code on the compensation paid to the named executive officers, in light of the constraints imposed by Section 162(m) and our desire to maintain flexibility in compensation decisions, the Board and Compensation Committee do not necessarily limit compensation to amounts deductible under Section 162(m).

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Retirement and Other Benefits
Pension Plan
The Bank maintained a tax-qualified defined benefit Pension Plan, which was closed for all new hires and rehires after September 30, 2007. Ms. Noons was the only named executive officer eligible to participate in the Pension Plan.
All benefit accruals were frozen and the plan was terminated effective December 31, 2023. As part of the plan termination, the management and delivery of plan benefits will be transferred to an insurance company through a group annuity purchase. Participants who had not commenced benefits under the plan, including Ms. Noons, were given the option during a special election window to select a lump-sum distribution of plan benefits prior to the group annuity purchase. While Ms. Noons’ pension plan benefits as of December 31, 2024 are required to be disclosed in several tables in this Proxy Statement, her benefits were settled in a lump-sum distribution in January 2025 and she is no longer entitled to a future Pension Plan benefit.

Supplemental Pension Plan
The Bank also offers a Supplemental Pension Plan, which provides for payments of certain amounts that would have been received under the Pension Plan in the absence of IRS limits. All benefit accruals were frozen effective December 31, 2023. Ms. Noons is the only named executive officer who is eligible for a benefit under the Supplemental Pension Plan. Benefits payable under the Supplemental Pension Plan are an unfunded obligation of the Bank.

401(k) Plan
The Bank maintains a 401(k) Plan that covers substantially all employees, and is an essential part of the retirement package needed to attract and retain employees.  The Plan provides for deferral of up to the lesser of 75% of plan compensation or the annual dollar limit prescribed by Internal Revenue Code of 1986, as amended (the “Code”).
The Bank matches 100% of the first 1% and 50% of the next 4% of each participant’s salary deferrals up to a maximum match of 3% of plan compensation.  Additionally, certain eligible employees who are hired or rehired after September 30, 2007, and therefore, excluded from participation in the Pension Plan, including Messrs. Handy, Ohsberg and Wray and Ms. Ryan, are eligible for a non-elective employer contribution of 4% of plan compensation. Beginning January 1, 2024, employees previously eligible for a benefit under the Pension Plan, including Ms. Noons, also became eligible for such non-elective employer contribution. Participants become vested in employer contributions after two years of service.

Nonqualified Deferred Compensation Plan
We provide a Nonqualified Deferred Compensation Plan that permits key employees, including the named executive officers, to defer salary and bonus with the opportunity for supplemental retirement and tax benefits.  The plan also provides for credits of certain amounts that would have been contributed by the Bank under the 401(k) Plan, but for the deferral under the Nonqualified Deferred Compensation Plan and IRS limitations on annual compensation under qualified plans.  Further, Mr. Handy receives an additional employer contribution of 5% of salary annually. Participants become vested in employer contributions after two years of service.
Deferrals are credited with earnings/losses based upon the participant’s selection of investment measurement options (described further under the heading “Nonqualified Deferred Compensation Plan” later in this Proxy Statement). Because all investment measurement options are publicly-traded mutual funds, we do not consider any of the earnings credited under the Nonqualified Deferred Compensation Plan to be “above market”.  Benefits payable under this plan are an unfunded obligation of the Bank.

Welfare Benefits
In order to attract and retain employees, we provide certain welfare benefit plans to our employees, which include medical and dental insurance benefits.  The named executive officers participate in the medical and dental insurance plans under the same terms as our other full-time employees.  All full-time employees,

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including the named executive officers, are offered cash-in-lieu of medical coverage that would otherwise have been provided.
We provide two times salary in life and accidental death and dismemberment insurance to our full-time employees, including the named executive officers, through a combination of group insurance contracts and split dollar arrangements under bank-owned life insurance policies.  The life insurance benefit provided to the named executive officers does not exceed the benefit offered to other full-time employees.
We also provide disability insurance to our full-time employees, including the named executive officers, which provides up to 60% of base salary income replacement after six months of qualified disability.  In order to obtain a competitive group rate, the group disability policy limited covered base salary to $319,080 in 2024.  This group plan limit did not fully cover the base salary of certain named executive officers.  To provide a benefit commensurate with the benefits provided to other full-time employees, we reimburse Mr. Handy for a pro-rata share of his personal disability insurance policy.

Perquisites and Other Benefits
We provide named executive officers with perquisites and other benefits that the Committee believes are reasonable and consistent with our overall compensation program.  Perquisites include transportation benefits and club memberships, as appropriate for business purposes.  Annually, the Committee reviews the perquisites and other benefits provided to named executive officers.  In addition, on an annual basis, the Compensation Committee Chair reviews the expense reports of the named executive officers to ensure that all reimbursements are reasonable and appropriate.  On February 5, 2025, this review was completed with respect to 2024 expense reimbursements and no exceptions were noted.

Change in Control Agreements
The Committee believes that change in control agreements (“CIC Agreements”) promote stability and continuity of senior leadership, as well as eliminate, or at least reduce, the reluctance of management to pursue potential change in control transactions that may be in the best interests of shareholders. Therefore, we have entered into CIC Agreements with all of the named executive officers.
Upon a termination event (as defined in the CIC Agreements) in connection with a change in control, the named executive officers would be eligible for (a) a severance payment equal to a multiple of the sum of base salary in effect at the time of termination plus the average bonus paid within the three-year period prior to the change in control; and (b) benefit continuation for a period of additional months of medical and dental insurance coverage.  The terms for each executive are set forth in the following table.

	Multiple of Base and Bonus	Length of Benefit Continuation
Handy	3	36 months
Noons, Ohsberg, Ryan and Wray	2	24 months

Payments and benefits otherwise provided to the executive in connection with a change in control will be reduced so that no portion would be subject to the excise tax imposed by Section 4999 of the Code, if such reduction would result in a greater amount of payments and benefits on a net after-tax basis.
Payments under the CIC Agreements would be triggered if:
▪in the event of a change in control (as defined in the CIC Agreements) of the Corporation or the Bank, (a) the Corporation or the Bank terminates the executive for reasons other than for Cause (as defined in the CIC Agreements) or death or disability of the executive within 12 months after such change in control; or (b) within 12 months of a change in control, the executive resigns for Good Reason (as defined in the CIC Agreements), which includes a substantial adverse change in the nature or scope of the executive’s responsibilities and duties, a material reduction in the executive’s salary, relocation, or a failure of the Corporation or the Bank to obtain an effective agreement from any successor to assume the CIC Agreements; or

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▪the executive is terminated by the Corporation or the Bank for any reason other than Cause, death or disability during the period of time after the Corporation and/or the Bank enters into a definitive agreement to consummate a transaction involving a change in control and before the transaction is consummated so long as a change in control actually occurs.
The CIC Agreements require the executive to provide a general release of claims to receive payment under the agreement and provide an opportunity for the Corporation to remedy a “Good Reason” triggering event. Further, should a six-month delay in payments be required by Section 409A(a)(2)(B)(i) of the Code, we have agreed, upon the executive’s termination of employment, to make an irrevocable contribution to a grantor trust on behalf of the executive in the amount of the severance, plus interest at the short-term applicable federal rate.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis beginning on page 19 of this Proxy Statement with management.  Based on that review and discussion, the Compensation Committee recommended to the Corporation’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The foregoing report has been furnished by the members of the Compensation Committee:

Edwin J. Santos (Chair)	Robert A. DiMuccio, CPA
Constance A. Howes, Esq.	Sandra Glaser Parrillo

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Executive Compensation
Summary Compensation Table
The following table shows, for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022, the compensation of the person who served as Chief Executive Officer of the Corporation (the “CEO”), Chief Financial Officer of the Corporation (the “CFO”), and each of the three most highly compensated executive officers of the Corporation and/or the Bank, serving at the end of the last completed fiscal year, other than the CEO and CFO, whose total compensation exceeded $100,000 in each year. Compensation for Mr. Wray is presented for fiscal year ended December 31, 2024 and December 31, 2023, the only years in the last three fiscal years in which he was a named executive officer.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($) (a)	Bonus ($)	Stock Awards ($) (b)		Non-Equity Incentive Plan Compensation ($) (a) (c) (d)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (e)		All Other Compensation ($) (f)	Total ($)
Edward O. Handy III	2024	779,423	—	664,426	(g)	148,914	—		113,491	1,706,254
Chairman and Chief Executive Officer of the Corporation and Bank	2023	749,231	—	495,328	(h)	112,385	—		119,824	1,476,768
	2022	709,231	—	597,014	(i)	480,000	—		115,765	1,902,010
Mary E. Noons	2024	415,692	—	241,897	(g)	114,440	74,876		37,948	884,853
President and Chief Operating Officer of the Corporation and Bank	2023	398,279	—	220,320	(h)	48,000	720,012		20,108	1,406,719
	2022	310,202	—	208,476	(j)	131,666	—	(k)	9,397	659,741
Ronald S. Ohsberg, CPA	2024	384,711	—	192,404	(g)	104,176	—		27,020	708,311
Senior Executive Vice President, Chief Financial Officer and Treasurer of the Corporation and Bank	2023	369,635	—	183,339	(h)	51,750	—		25,964	630,688
	2022	350,654	—	221,701	(i)	155,000	—		24,636	751,991
Kathleen A. Ryan	2024	359,711	—	167,850	(g)	159,054	—		36,609	723,224
Executive Vice President and Chief Wealth Management Officer of the Bank	2023	344,635	—	161,984	(h)	127,750	—		35,554	669,923
	2022	325,788	—	191,809	(i)	153,750	—		34,234	705,581
William K. Wray, Sr.	2024	349,240	—	170,404	(g)	96,230	—		24,674	640,548
Senior Executive Vice President and Chief Risk Officer of the Bank	2023	335,654	—	161,984	(h)	47,000	—		23,845	568,483

(a)The following table outlines deferrals of salary and bonus under the Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”):

Named Executive Officer	Salary Deferrals ($)			Non-Equity Incentive Plan Compensation Deferrals ($) (1)
	2024	2023	2022	2024	2023	2022
Handy	—	—	177,308	37,229	56,193	48,000
Noons	37,412	35,845	24,816	10,000	10,000	10,000
Ohsberg	—	36,964	35,065	—	5,175	15,500
Ryan	—	34,463	32,579	—	25,550	30,750
Wray	—	—		—	—
(1)Payments were accrued in the year indicated and paid in the succeeding fiscal year.
(b)Amount listed reflects the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) ASC Topic 718 in the year indicated. For 2024, assumptions related to the financial

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reporting of stock awards are presented in Note 17 to the Consolidated Financial Statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Form 10-K”).
(c)Except as noted, amounts were accrued in the year indicated and paid in the succeeding fiscal year.  Thus, the 2024 bonus was paid in fiscal 2025; 2023 bonus was paid in fiscal 2024; and 2022 bonus was paid in fiscal 2023.
(d)Amount listed reflects payments under the Executive Bonus Plan, Annual Performance Plan, Wealth Management Business Building Incentive Plan and the portion paid in cash under the Retail Lending Growth Incentive Plan (“RGLIP”) as outlined earlier in this Proxy Statement.
(e)Amount reflects aggregate change in the value of accumulated benefits under the Pension Plan and Supplemental Pension Plan between December 31 of the year indicated and December 31 of the prior year. The amount represents the increase due to an additional year of service; increases in average annual compensation; increases or decreases due to the passage of time; and increases or decreases due to changes in assumptions. Assumptions for 2024 are described in footnotes to the Pension Benefits table included later in this Proxy Statement. Amounts are based upon the earliest retirement age at which the individual can receive unreduced benefits, which is age 65. The present value calculation for the Pension Plan reflects a 50% probability that the pension is paid as a lump sum and a 50% probability that it is paid as a life annuity. The present value calculation for the Supplemental Pension Plan assumes payment as a life annuity.
(f)The following table shows the components of this column for 2024:

Named Executive Officer	Life and Disability Insurance ($) (1)	Cash in Lieu of Benefits ($)	Employer Contributions		Club Membership ($)	Auto and Parking Allowance ($)	Total ($)
			401(k) Plan ($)	Nonqualified Plan ($)
Handy	7,600	—	24,150	69,381	—	12,360	113,491
Noons	90	—	24,150	4,948	—	8,760	37,948
Ohsberg	90	—	24,150	2,780	—	—	27,020
Ryan	349	1,500	24,150	1,030	7,000	2,580	36,609
Wray	227	—	24,150	297	—	—	24,674
(1)Amount includes a disability insurance premium of $7,510 for Mr. Handy. All other amounts in this column reflect life insurance premiums.
(g)The following table shows the components of this column for 2024:

Named Executive Officer	Performance Share Unit Award (1)	Restricted Stock Unit Award (2)	Restricted Stock Unit Award Under Executive Bonus Plan (2)	Total
Handy	$234,156	$234,156	$196,114	$664,426
Noons	$104,234	$104,234	$33,429	$241,897
Ohsberg	$86,697	$86,697	$19,010	$192,404
Ryan	$76,570	$76,570	$14,710	$167,850
Wray	$76,570	$76,570	$17,264	$170,404
(1)Reflects the fair value of a performance share unit award based on a grant date probable outcome assumption of performance at the 50th percentile; the maximum value of this award assuming performance at the highest level for Messrs. Handy, Ohsberg and Wray and Mses. Noons and Ryan is $468,312; $173,394; $153,140; $208,468 and $153,140, respectively.
(2)Such grants are subject to time-based vesting.
(h)Reflects the fair value of a performance share unit award based on a grant date probable outcome assumption of performance at the 55th percentile; the maximum value of this award assuming performance at the highest level for Messrs. Handy, Ohsberg, Wray and Mses. Noons and Ryan is $900,597; $333,344; $294,517; $400,581 and $294,517, respectively.
(i)Reflects the fair value of a performance share unit award based on the grant date probable outcome assumption of performance at the 70th percentile; the maximum value of this award assuming performance at the highest level for Messrs. Handy and Ohsberg and Ms. Ryan is $852,878; $316,715; and $274,012, respectively.

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(j)The following table shows the components of this column for 2022:

Performance Share Unit Award (1)	Restricted Stock Unit Award Under RLGIP (2)
$191,809	$16,667
(1)Reflects the fair value of a performance share unit award based on the grant date probable outcome assumption of performance at the 70th percentile; the maximum value of this award assuming performance at the highest level is $290,679.
(2)Represents a plan-based award earned under the RLGIP in January 2023, based upon achievement of plan targets in 2022. Such grant is subject to additional time-based vesting.
(k)Between December 31, 2022 and December 31, 2021, the value of Ms. Noons’ accumulated benefits under the Pension Plan decreased by $384,912 and under the Supplemental Pension Plan increased by $24,284. As permitted by SEC rules, the aggregate decrease is not listed in this table.
_______________________

Grants of Plan-Based Awards
The following table contains information concerning grants of plan-based awards under our cash and equity incentive plans to the named executive officers during the year ended December 31, 2024.

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (a)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Handy	05/21/24	3,897	389,712	584,568	(b)
	03/19/24					4,740	9,480	18,960	(c)					234,156	(d)
	03/19/24									9,480	(e)			234,156	(f)
Noons	05/21/24	1,663	166,277	249,416	(b)
	03/19/24					2,110	4,220	8,440	(c)					104,234	(d)
	03/19/24									4,220	(e)			104,234	(f)
Ohsberg	05/21/24	1,346	134,649	201,974	(b)
	03/19/24					1,755	3,510	7,020	(c)					86,697	(d)
	03/19/24									3,510	(e)			86,697	(f)
Ryan	05/21/24	1,079	107,913	161,870	(b)
	05/21/24	22,500	90,000	135,000	(g)
	03/19/24					1,550	3,100	6,200	(c)					76,570	(d)
	03/19/24									3,100	(e)			76,570	(f)
Wray	05/21/24	1,222	122,234	183,351	(b)
	03/19/24					1,550	3,100	6,200	(c)					76,570	(d)
	03/19/24									3,100	(e)			76,570	(f)
(a)Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For 2024, assumptions related to the financial reporting of stock awards are presented in Note 17 to the Consolidated Financial Statements presented in the 2024 Form 10-K
(b)Reflects the 2024 threshold, target and maximum award available under the Executive Bonus Plan.  Awards under such plan are based upon an allocation from the available Bonus Pool, based upon individual performance and contribution to the Corporation’s success. Threshold awards reflect the minimum payment level, which is 1% of the target amount, and maximum awards reflect a payout of 150% of the target award. This plan is described under the heading “Compensation Discussion and Analysis - Short-Term Cash Incentive Compensation” earlier in this Proxy Statement.  Actual awards are reflected in the Summary Compensation Table.  The grant date represents the date that the terms were approved by the Committee.

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(c)Reflects the threshold, target and maximum number of shares available under the performance share unit award granted on March 19, 2024. This grant is described under the heading “Compensation Discussion and Analysis - Long-Term Equity Compensation” earlier in this Proxy Statement.
(d)For purposes of this table, we have assumed that relative performance will be at the 50th percentile, resulting in a 100% award.  The actual number of shares that will be earned will depend on the Corporation’s relative performance during the performance measurement period and, therefore, actual amounts may be different.
(e)Reflects a restricted stock award granted on March 19, 2024. This grant is described under the heading “Compensation Discussion and Analysis - Long-Term Equity Compensation” earlier in this Proxy Statement.
(f)Amount reflects the value of the restricted stock award granted based on the closing market price of our stock of $24.70 on March 19, 2024 (i.e. grant date), which is subject to time based vesting.
(g)Reflects the 2024 threshold, target and maximum award available under the Wealth Management Business Building Incentive Plan.  This plan is described under the heading “Compensation Discussion and Analysis - Short-Term Cash Incentive Compensation” earlier in this Proxy Statement.  The actual award is reflected in the Summary Compensation Table.  The grant date represents the date the terms were approved by the Compensation Committee.
_______________________

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to the named executive officers concerning unexercised stock option awards and unvested stock awards as of December 31, 2024.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards:
									Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (a)
	Exercisable	Unexercisable
Handy						5,752	(b)	180,325
									9,510	(c)	298,139
									9,480	(d)	297,198
									9,480	(e)	297,198
Noons	1,800			$39.55	10/13/2025	1,848	(b)	57,935
									4,230	(c)	132,611
									4,220	(d)	132,297
									632	(f)	19,813
									352	(g)	11,035
									4,220	(e)	132,297
Ohsberg						2,136	(b)	66,964
									3,520	(c)	110,352
									3,510	(d)	110,039
									3,510	(e)	110,039
Ryan	2,000			$40.25	10/18/2026
	1,800			$58.05	10/17/2027
						1,848	(b)	57,935
									3,110	(c)	97,499
									3,100	(d)	97,185
									3,100	(e)	97,185
Wray						1,848	(c)	57,935
									3,110	(c)	97,499
									3,100	(d)	97,185
									3,100	(e)	97,185
(a)Based upon market closing price of $31.35 on December 31, 2024, the last trading day of our 2024 fiscal year.

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(b)Amount represents a performance share unit award that was based on the Corporation’s relative performance during the performance measurement period beginning January 1, 2022 and ending December 31, 2024, and was further subject to a time-based vesting period, which ended on January 24, 2025. For purposes of this table, we have estimated that the Corporation’s relative performance will be at a percentile ranking of 40, resulting in 80.0% of the target award being earned. Final performance results will be ascertained in early 2025, and may be different than the amount listed in this table.
(c)For purposes of this table, we have assumed that the Corporation’s relative performance during the performance measurement period (January 1, 2023 and ending December 31, 2025) was at the percentile ranking of 50 resulting in a 100.0% award, which was our performance assumption for this grant as of December 31, 2024.  Actual results may be different.
(d)For purposes of this table, we have assumed that the Corporation’s relative performance during the performance measurement period (January 1, 2024 and ending December 31, 2026) was at the percentile ranking of 50, resulting in a 100.0% award, which was our performance assumption for this grant as of December 31, 2024.  Actual results may be different.
(e)This restricted stock unit grant will become fully vested on March 19, 2027.
(f)This restricted stock unit grant will become fully vested on January 24, 2025.
(g)This restricted stock unit grant will become fully vested on January 24, 2026.
_______________________

Option Exercises and Stock Vested
The following table sets forth information with respect to the named executive officers concerning the exercise of stock options and stock awards that vested during the year ended December 31, 2024.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Handy	—	—	6,017	(a)	197,538	(b)
Noons	—	—	2,713	(c)	86,301	(d)
Ohsberg	—	—	2,243	(a)	73,638	(b)
Ryan	—	—	1,953	(a)	64,117	(b)
Wray	—	—	1,953	(a)	64,117	(b)
(a)Amounts shown represent the final settlement of a performance share unit (“PSU”) award granted on January 25, 2021. This award and related performance results are discussed under the heading “Compensation Discussion and Analysis - Long-Term Equity Incentive Compensation” earlier in this Proxy Statement. Taking into consideration shares withheld for payment of applicable taxes, Messrs. Handy, Ohsberg and Wray and Ms. Ryan and acquired a net amount of 3,289; 2,243; 1,077; and 1,070 shares, respectively.
(b)Amount represents the value of shares earned and related dividends on the date performance results were certified by the Committee.
(c)Amount shown represent the vesting of a restricted stock unit award granted on January 25, 2021 and the final settlement of a PSU award granted on January 25, 2021. The PSU award and related performance results are discussed under the heading “Compensation Discussion and Analysis - Long-Term Equity Incentive Compensation” earlier in this Proxy Statement. Taking into consideration shares withheld for payment of applicable taxes, Ms. Noons acquired a net amount of 481 shares from the vesting of her restricted stock units and 1,068 shares from her PSU award.
(d)Amount shown represents the value of shares earned and related dividends on the date performance results were certified by the Committee for the performance share unit grant made on January 25, 2021 and the value of restricted stock units that vested during the year.

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Pension Benefits
The following table sets forth information with respect to the pension benefits of the named executive officers. Information about the Pension Plan and Supplemental Pension Plan can be found under the heading “Compensation Discussion and Analysis - Retirement and Other Benefits” earlier in this Proxy Statement. Messrs. Handy, Ohsberg and Wray and Ms. Ryan are not eligible to participate in these retirement plans, and therefore, are excluded from the table.

PENSION BENEFITS
Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Noons	Pension Plan	31.5	1,878,589	—
	Supplemental Pension Plan	31.5	984,336	—
(a)Present value of accumulated benefits under the Pension Plan and Supplemental Pension Plan as of December 31, 2024, determined using mortality assumptions after benefit commencement based on the PRI-2012 Mortality Table and projected forward using Scale MP-2020 (generational) with no mortality assumption prior to benefit commencement and other assumptions consistent with those presented in Note 16 to the Consolidated Financial Statements presented in the 2024 Form 10-K, except that retirement age for Ms. Noons is based upon age 65, the earliest retirement age at which she can receive unreduced benefits.  Present value is expressed as a lump-sum; however, the Supplemental Pension Plan does not provide for payment of benefits in a lump-sum, but rather payment only in the form of an annuity with monthly benefit payments.  The present value calculation for the Pension Plan reflects a 50% probability that the pension is paid as a lump sum and a 50% probability that it is paid as a life annuity. The present value calculation for the Supplemental Pension Plan assumes payment as a life annuity.
_______________________

Nonqualified Deferred Compensation Plan
We provide executives with the opportunity to defer up to 100% of regular base salary earnings (but not below the level sufficient to cover any required withholding taxes and any elected benefit plan deductions) and annual bonus earnings into the Nonqualified Deferred Compensation Plan.  This plan also provides certain employer contributions, as described earlier in this Proxy Statement.
The following table outlines employee and employer contributions to the Nonqualified Deferred Compensation Plan, earnings on plan balances during the year and the aggregate amount of all plan obligations as of December 31, 2024.

NONQUALIFIED DEFERRED COMPENSATION
Named Executive Officer	Executive Contributions in Last FY ($) (a)	Registrant Contributions in Last FY ($) (b)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (c)
Handy	56,193	69,381	285,525	—	3,246,300
Noons	47,412	4,948	140,462	—	664,923
Ohsberg	5,175	2,780	8,150	—	336,404
Ryan	25,550	1,030	19,201	—	225,357
Wray	—	297	30,848	—	578,495
(a)Reflects deferrals of salary and bonus payments that were accrued under the Nonqualified Deferred Compensation Plan during 2024.  Salary amounts are disclosed as “Salary Deferrals” in footnote (a) of the Summary Compensation Table under the year 2024.  Bonus amounts are disclosed as “Non-Equity Incentive Plan Compensation Deferrals” in footnote (a) of the Summary Compensation Table under the year 2023.
(b)Represents credits for amounts that would have been contributed by the Bank under the 401(k) Plan, but for certain IRS limitations, as described earlier in this Proxy Statement.  Mr. Handy’s credit also includes a contribution of 5% of his salary, or $38,971, which is described earlier in this Proxy Statement.  This amount is disclosed in the Summary Compensation Table, under All Other Compensation in 2024.
(c)Includes employee and employer contributions that have been reflected in the Summary Compensation Table in this Proxy Statement and previous proxy statements as outlined in the table below. Aggregate balance may also

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include amounts contributed when the executive was not a named executive officer; such amounts were not reported in previous proxy statements.

Named Executive Officer	2024 ($)	Previous Years ($)	Total Reported ($)
Handy	125,573	2,024,628	2,150,201
Noons	52,361	82,176	134,537
Ohsberg	7,955	283,783	291,738
Ryan	26,580	170,392	196,972
Wray	297	396	693

Contributions are credited with earnings/losses based upon the executive’s selection of publicly-traded mutual funds.  Investment elections can be changed at any time. The following table summarizes the annual rate of return for the year ended December 31, 2024, for the investment options.

Fidelity® Blue Chip Growth Fund - Class K6	38.14%	C&S Institutional Realty Shares	6.24%
JP Morgan Equity Income Fund - Class R5	12.67%	Fidelity Freedom® Income K Fund	4.40%
Vanguard 500 Index Fund Admiral Class	24.97%	Fidelity Freedom® 2005 K Fund (a)	11.18%
MFS Mid Cap Growth Fund Class R6	14.79%	Fidelity Freedom® 2010 K Fund	5.33%
MFS Mid Cap Value Fund Class R6	14.11%	Fidelity Freedom® 2015 K Fund	6.29%
Vanguard Mid-Cap Index Fund Admiral Shares	15.22%	Fidelity Freedom® 2020 K Fund	7.37%
Fidelity Small Cap Group Fund	20.53%	Fidelity Freedom® 2025 K Fund	8.26%
JPMorgan Small Cap Value Fund Class R6	9.22%	Fidelity Freedom® 2030 K Fund	9.37%
Vanguard Small-Cap Index Fund Admiral Shares	14.23%	Fidelity Freedom® 2035 K Fund	11.09%
Fidelity Emerging Markets Fund	7.12%	Fidelity Freedom® 2040 K Fund	13.32%
Lazard International Strategic Equity Portfolio Inst. Shares	(1.36)%	Fidelity Freedom® 2045 K Fund	14.22%
Vanguard FTSE All-World ex-US Index Fund Admiral Shares	5.44%	Fidelity Freedom® 2050 K Fund	14.18%
Loomis Sayles Core Plus Bond Fund Class N	0.85%	Fidelity Freedom® 2055 K Fund	14.19%
PIMCO Low Duration Fund Class Institutional Class	4.82%	Fidelity Freedom® 2060 K Fund	14.15%
Vanguard Inflation-Protected Securities Fund Admiral Shares	1.86%	Fidelity Freedom® 2065 K Fund	14.18%
Vanguard Total Bond Market Index Fund Admiral Shares	1.24%	Fidelity Freedom® 2070 K Fund (b)	(2.24)%
Fidelity® Treasury Money Market Fund	4.90%
(a)Fund was available for selection as an investment benchmark from January 1, 2024 through June 21, 2024.
(b)Fund was available for selection as an investment benchmark from June 28, 2024 through December 31, 2024.
_______________________

Upon election to defer income, the individual must also elect distribution timing and form of payment.  In-service distributions may be in a lump sum payable in a specific year or in four annual installments commencing in the year a named student reaches age 18.  Accounts may also be distributed commencing in the year following retirement in a lump sum or annual installments over five or ten years.  Retirement is defined as separation from employment after age 65 or after age 55 with ten or more years of service for executives, and for directors as termination of directorship after age 55.  Employer contributions are always payable in a lump sum in the year following separation. In the event of pre-retirement separation, accounts become payable in a lump sum in the following year, regardless of distribution election.
The Nonqualified Deferred Compensation Plan was restated to comply with Section 409A of the Code effective January 1, 2008.  The rules under Section 409A of the Code generally apply to amounts deferred after December 31, 2004 and related earnings (“post-409A accounts”).  Amounts deferred prior to January 1, 2005 and related earnings (“grandfathered balances”) are subject to the rules applicable prior to the effective date of Section 409A.  Participants may change distribution timing and form of grandfathered balances, provided a full calendar year passes between the year in which the change was requested and the new distribution date.  Distribution elections on post-409A accounts may only be changed if (a) the new election is made at least 12 months before the first scheduled payment; (b) the distribution or first

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installment is delayed at least five years from the originally scheduled payment date; and (c) the new election is not effective until at least 12 months have elapsed.  Participants can receive an early distribution of grandfathered balances, less a withdrawal penalty equal to 10% of the participant’s total grandfathered balance.  In the event of an unforeseeable emergency, executives and directors may receive a distribution from grandfathered balances and/or post-409A accounts, to the extent necessary to meet the emergency and resulting income tax and penalties, subject to certain limitations outlined in the plan.

Potential Post-Employment Payments
The named executive officers are entitled to certain compensation in the event of termination of such executive’s employment.  This section discusses these potential post-employment payments, assuming separation from employment on December 31, 2024.

Severance Pay and Benefit Continuation
We do not have an employment contract with any named executive officer.  Therefore, no severance benefit is payable and there is no continuation of benefit coverage in the event of a named executive officer’s voluntary or involuntary termination, retirement, disability, or death except as legally required at no cost to the Corporation.  Severance and Corporation-paid benefit continuation are available in the event of a change in control as discussed in the Potential Post-Employment Payments table presented later in this section.

Retirement Benefits Payable
We consider retirement as separation from service after age 65 or after age 55 with ten years of service. Messrs. Handy and Wray and Ms. Noons are the only named executive officers who were eligible to retire as of December 31, 2024.
As noted earlier, Ms. Noons was a participant in the Pension Plan and Supplemental Pension Plan (collectively, the “Defined Benefit Retirement Plans”). Benefit accruals were frozen under both plans as of December 31, 2023, further, the Pension Plan was terminated effective December 31, 2023. Retirement benefits are not enhanced in the event of the executive’s voluntary or involuntary termination, retirement, disability or death, nor a change of control of the Corporation. The following table outlines the annual benefits available under the Defined Benefit Retirement Plans, assuming separation from service on December 31, 2024 under various termination scenarios:

		Annual Benefit Payable under Defined Benefit Retirement Plans(a)
Named Executive Officer	Retirement Plan	Voluntary or Involuntary Termination ($) (a)	Retirement ($) (b)	Death Benefit Payable to Surviving Spouse ($) (c)	Change in Control ($) (d)
Noons	Pension Plan	151,043	134,262	—	151,043
	Supplemental Pension Plan	86,279	76,693	—	86,279
(a)Amount reflects the annual benefit payable at age 65 in the normal form, which is a life annuity under the Defined Benefit Retirement Plans. The executive is eligible to take the qualified Pension Plan benefit as a lump sum or to commence a reduced benefit at termination. The Supplemental Pension Plan does not provide for payment of benefits in a lump-sum, but rather payment only in the form of an annuity with monthly benefit payments.
(b)Amount reflects the annual benefit payable immediately upon retirement at December 31, 2024 as a life annuity under the Defined Benefit Retirement Plans. The executive is also eligible to take the qualified Pension Plan benefit as a lump sum.
(c)As Ms. Noons is not married, there is no death benefit payable to a surviving spouse under the Defined Benefit Retirement Plans.
(d)Assumes change in control and immediate termination event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.
Messrs. Handy, Ohsberg and Wray and Ms. Ryan were not eligible to participate in the Defined Benefit Retirement Plans.

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Vested Equity Awards
Vested stock option grants, if applicable, are outlined in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.  A named executive officer may exercise vested stock options at any time through their separation from employment date.  The right to exercise vested stock options is forfeited following separation from employment for all reasons other than retirement and death.
In the event of the death of the named executive officer, the right to exercise vested stock option grants would transfer to the named executive officer’s estate and would expire on the three-year anniversary of the date of death.  In the event of retirement, the named executive officer would have the right to exercise vested nonqualified stock options for three years following retirement and vested incentive stock options for 90 days following retirement.  Notwithstanding the foregoing, all stock options will expire no later than ten years from the date of grant. As noted earlier, Messrs. Handy and Wray and Ms. Noons are the only named executive officers who were eligible to retire as of December 31, 2024.
Information regarding the effect on unvested equity grants in a separation from employment is discussed in the Potential Post-Employment Payments table and accompanying footnotes presented later in this section.

Nonqualified Deferred Compensation Plan
Obligations under the Nonqualified Deferred Compensation Plan generally would become payable in a lump sum in the January following the separation from employment, subject to the six-month delay imposed under Section 409A of the Code.  The aggregate balance of the obligations under this plan can be found in the Nonqualified Deferred Compensation table earlier in this Proxy Statement.  Plan balances represent accrued liabilities for amounts earned and are not enhanced for any voluntary or involuntary termination.

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The following table presents potential post-employment payments assuming separation from service on December 31, 2024, under various termination scenarios.

POTENTIAL POST-EMPLOYMENT PAYMENTS
Named Executive Officer	Type of Payment	Involuntary or Voluntary Termination ($)	Retirement ($) (a)	Death ($)	Permanent Disability ($)	Change in Control ($) (b)
Handy	Severance (c)	—	—	—	—	3,705,000
	Intrinsic Value of Accelerated Equity (d)(e)	—	589,472	1,196,243	594,781	1,196,243
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	39,973
	Cutback (g)	—	—	—	—	(1,002,017)
	Total	—	589,472	1,196,243	594,781	3,939,199
Noons	Severance (c)	—	—	—	—	1,116,455
	Intrinsic Value of Accelerated Equity (d)(e)	—	263,333	537,729	266,704	537,729
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	12,530
	Cutback (g)	—	—	—	—	(42,687)
	Total	—	263,333	537,729	266,704	1,624,027
Ohsberg	Severance (c)	—	—	—	—	1,063,333
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	443,114	220,473	443,114
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	32,198
	Cutback (g)	—	—	—	—	—
	Total	—	—	443,114	220,473	1,538,645
Ryan	Severance (c)	—	—	—	—	1,105,000
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	389,933	193,297	389,933
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	—
	Cutback (g)	—	—	—	—	—
	Total	—	—	389,933	193,297	1,494,933
Wray	Severance (c)	—	—	—	—	968,333
	Intrinsic Value of Accelerated Equity (d)(e)	—	191,561	389,933	193,297	389,933
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	22,907
	Cutback (g)	—	—	—	—	—
	Total	—	191,561	389,933	193,297	1,381,173
(a)We define retirement as separation from service after age 65 or after age 55 with ten years of service.  Messrs. Handy and Wray and Ms. Noons were the only executives listed above who were eligible to retire on December 31, 2024.
(b)Assumes change in control and immediate termination event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.
(c)Severance payments are based on a multiple of salary and bonus as of December 31, 2024. Multiples are described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.  Bonus-related severance is based on the average of bonuses paid (including awards under the Annual Performance Plan, Executive Bonus Plan, Wealth Management Business Building Incentive Plan, Retail Lending Growth Incentive Plan and discretionary bonuses, as applicable) during the three calendar years prior to 2024.
(d)Reflects the value of accelerated equity based upon market closing price of $31.35 on December 31, 2024, the last trading day of our 2024 fiscal year, as well as the value of dividend equivalents that would become payable under performance share unit award grants and restricted stock unit grants.  Unvested equity grants are outlined in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.  All unvested awards would be

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forfeited upon voluntary or involuntary termination; vested on a pro-rated basis on retirement; and fully vested at a change in control or death.  Restricted stock units granted after January 1, 2024 and all performance share unit awards would be vested on a pro-rated basis upon permanent disability.
(e)For purposes of this table, we have assumed that the Corporation’s relative performance during the performance measurement period for all 2022 awards was at a percentile ranking of 40, resulting in a 80.0% award; for all 2023 awards was at a percentile ranking of 50, resulting in a 100.0% award; and for all 2024 awards was at a percentile ranking of 50, resulting in a 100.0% award, all of which were our performance assumptions as of December 31, 2024. Actual results may be different.
(f)Provided that the executive was enrolled in medical and/or dental insurance benefits on December 31, 2024, amount listed reflects the value of medical and/or dental insurance benefits based on actual 2025 premiums, increased by 8% for years two and three, as applicable.
(g)Reflects a cutback of amounts that exceed the limits imposed by Section 280G of the Code as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.
_______________________

Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following presents information regarding the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Handy.
As of December 20, 2024, we employed 637 individuals, all of whom were located in the United States. This population consisted of full-time, part-time, and temporary employees. We did not retain or engage any independent contractors or similar workers during 2024.
To identify the “median employee” from our employee population as of December 20, 2024, we compared the amount of salary, wages and fringe benefits of all of our employees as reflected in box 1 of Form W-2 for 2024. Since all of our employees are located in the United States, as is Mr. Handy, we did not make any cost-of-living adjustments in identifying the “median employee.”
Once we identified our median employee, we combined all elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $79,701. Mr. Handy’s annual total compensation, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $1,706,254. Based on this information, for 2024 the ratio of the annual total compensation of Mr. Handy, to the annual total compensation of our median employee was 21.41 to 1.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our executive officer and certain financial performance of the Corporation. For further information concerning the Corporation’s variable pay-for-performance philosophy and how the Corporation aligns executive compensation with the Corporation’s performance, refer to the descriptions included under the heading “Compensation Discussion and Analysis” earlier in this Proxy Statement.

Pay Versus Performance Table
Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”) (a)	Compensation Actually Paid to PEO (b)	Average Summary Compensation Table Total for Non-PEO NEOs (c)	Average Compensation Actually Paid to Non-PEO NEOs (d)	Value of Initial Fixed $100 Investment Based On:		Net Income (000s) (g)	Company Selected Performance Measure ROE (h)
					Total Shareholder Return (“TSR”) (e)	Peer Group TSR (f)
2024	1,706,254	1,543,038	739,234	712,877	87.09	147.87	(28,059)	(5.84)%
2023	1,476,768	506,038	818,953	335,244	74.73	106.87	48,176	10.57%
2022	1,902,010	1,230,105	773,436	560,992	101.04	110.67	71,681	14.49%
2021	1,842,107	2,298,530	919,985	850,822	115.44	132.19	76,870	14.03%
2020	1,646,713	1,608,566	860,270	712,813	88.20	92.50	69,829	13.51%
(a)Reflects the total compensation reported for Mr. Handy (our Chief Executive Officer) in the “Total” column of the Summary Compensation Table for each corresponding year. Refer to the heading “Executive Compensation - Summary Compensation Table” earlier in this Proxy Statement.
(b)Amounts listed under “Compensation Actually Paid to PEO” have been calculated in accordance with instructions provided under Item 402(v) of Regulation S-K. The amounts listed do not reflect the actual amount of compensation earned by or paid to Mr. Handy during the applicable year. The following table reconciles this amount to the Summary Compensation Table Total for each corresponding year:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (1)	Other Equity Award Adjustments (2)	Reported Change in the Actuarial Present Value of Pension Benefits (3)	Pension Benefit Adjustments (4)	Compensation Actually Paid to PEO
2024	1,706,254	(664,426)	501,210	—	—	1,543,038
2023	1,476,768	(495,328)	(475,402)	—	—	506,038
2022	1,902,010	(597,014)	(74,891)	—	—	1,230,105
2021	1,842,107	(563,399)	1,019,822	—	—	2,298,530
2020	1,646,713	(529,383)	491,236	—	—	1,608,566
(1)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(2)The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The dollar amounts reported in this column represent the sum of the following:

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Year	Year End Fair Value of Equity Awards Granted During Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2024	594,396	(93,076)	—	(42,710)	—	42,600	501,210
2023	338,727	(504,223)	—	(409,106)	—	99,200	(475,402)
2022	440,991	(497,450)	—	(74,695)	—	56,263	(74,891)
2021	688,165	214,644	—	62,695	—	54,318	1,019,822
2020	693,056	(131,885)	—	(95,576)	—	25,641	491,236
(3)The amounts included in this column are the amounts reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year. Mr. Handy is not eligible for the Pension Plan.
(4)As noted in the prior footnote, Mr. Handy is not eligible for the Pension Plan.
(c)Reflects the average of the amounts reported in the “Total” column of the Summary Compensation Table for the named executive officers excluding Mr. Handy, who served as our CEO during each of the years listed, (collectively, the “non-PEO NEOs”) for each corresponding year. Refer to the heading “Executive Compensation - Summary Compensation Table” earlier in this Proxy Statement. For purposes of this table, the non-PEO NEOs for 2024 and 2023 are Mses. Noons and Ryan and Messrs. Ohsberg and Wray; for 2022 and 2020 are Messrs. Gim, Ohsberg and Hagerty and Ms. Ryan; and for 2021, Messrs. Gim and Ohsberg and Mses. Noons and Ryan.
(d)Amounts listed under “Average Compensation Actually Paid to Non PEO NEOs” have been calculated in accordance with instructions provided under Item 402(v) of Regulation S-K. The amounts listed do not reflect the actual amount of compensation earned by or paid to the executives during the applicable year. The following table reconciles this amount to the Summary Compensation Table Average for each corresponding year.

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Equity Award Adjustments (1)	Reported Change in the Actuarial Present Value of Pension Benefits (2)	Pension Benefit Adjustments (3)	Compensation Actually Paid to Non-PEO NEOs
2024	739,234	(193,139)	185,501	(74,876)	—	712,877
2023	818,953	(181,907)	(142,652)	(720,012)	83,408	335,244
2022	773,436	(222,324)	(19,713)	—	118,363	560,992
2021	919,985	(229,576)	384,485	(278,814)	109,486	850,822
2020	860,270	(202,052)	189,547	(643,102)	103,299	712,813
(1)The amounts deducted or added in calculating the total average equity award adjustments are as follows:

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Year	Average Year End Fair Value of Equity Awards Granted During Year	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2024	218,353	(32,679)	—	(14,974)	—	14,801	185,501
2023	127,245	(174,283)	—	(118,631)	—	23,017	(142,652)
2022	164,222	(174,132)	—	(32,612)	—	22,809	(19,713)
2021	258,259	81,581	—	23,207	—	21,438	384,485
2020	264,522	(50,364)	—	(34,433)	—	9,822	189,547
(2)The amounts included in this column are the average amounts reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year for Non-PEO NEOs. Mr. Gim and Ms. Noons are the only NEOs who were eligible for the Pension Plan.
(3)The average total pension benefit adjustments for each applicable year include the average aggregate of two components: (i) the actuarially determined service cost for services rendered by covered NEOs during the applicable year (the “service cost”); and (ii) the average entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Year	Average Service Cost	Average Prior Service Cost	Total Average Pension Benefit Adjustments
2024	—	—	—
2023	83,408	—	83,408
2022	118,363	—	118,363
2021	109,486	—	109,486
2020	103,299	—	103,299
(e)Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Corporation’s share price at the end and the beginning of the measurement period by the Corporation’s share price at the beginning of the measurement period.
(f)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: Nasdaq Bank Index.
(g)The dollar amounts reported represent the amount of net income reflected in the Corporation’s audited financial statements for the applicable year.
(h)Reflects the Corporation’s ROE as calculated under GAAP and reflected in the Corporation’s audited financial statements for the applicable year. ROE is a key performance metric in the short-term and long-term incentive programs, which represent a significant portion of compensation for the PEO and NEOs. We believe this metric is strongly aligned with shareholder value.

Washington Trust Bancorp, Inc. | 2025 Proxy Statement | 49

Corporation’s Most Important Financial Performance Measures
As described in greater detail under the heading “Compensation Discussion and Analysis” earlier in this Proxy Statement, the Corporation’s executive compensation program reflects a variable pay for performance philosophy. The metrics that the Corporation uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our executives to increase the value of our enterprise for our shareholders. Selecting and defining the performance measurements for the incentive awards was a critical decision for the Compensation Committee. Measures needed to reflect our strategic plan and growth strategy, as well as shareholder expectations. In addition, measures had to be within the control and influence of the executives so that there is a true correlation between actual contribution and reward. The most important financial performance measures used by the Corporation to link compensation actually paid to executives, for the most recently completed fiscal year, to the Corporation’s performance are as follows:
▪Net Income
▪Return On Equity (ROE)
▪Core ROE
▪Fully diluted earnings per share (EPS)

The following chart sets forth the relationship between the Corporation’s TSR over the five-year period presented to that of the peer group presented for this purpose, the Nasdaq Regional Bank Index and the Nasdaq Bank Index.
(a) Beginning in 2025, the Corporation will use the Nasdaq Regional Bank Index to compare TSR. This index provides a measure of performance of smaller, regional banks that operate primarily in specific geographic areas within the United States, as opposed to the national or multinational banks. We believe this is a better match to our corporate structure and may be more reflective of economic conditions and trends affecting smaller, regional banks. For purposes of the chart above, we have provided both the Nasdaq Regional Bank Index and the Nasdaq Bank Index.
Comparison of Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the five-year period presented. We are also choosing to provide supplemental information in this chart regarding our Core Net Income in order to provide greater context in light of our balance sheet repositioning. Core Net Income is objectively defined by S&P Global Market Intelligence as GAAP results adjusted to use net income after

Washington Trust Bancorp, Inc. | 2025 Proxy Statement | 50

taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items. S&P Global Market Intelligence uses a consistent tax rate in all tax adjusted metrics.
Comparison of Compensation Actually Paid and Return on Equity
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our ROE during the five-year period presented. We are also choosing to provide supplemental information in this chart regarding our Core ROE in order to provide greater context in light of our balance sheet repositioning. Core ROE is objectively defined by S&P Global Market Intelligence as GAAP results adjusted to use net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items. S&P Global Market Intelligence uses a consistent tax rate in all tax adjusted metrics.

Washington Trust Bancorp, Inc. | 2025 Proxy Statement | 51

Director Compensation
Our director compensation philosophy is to provide competitive, fair and reasonable compensation to non-employee directors in order to attract the expertise and leadership necessary to provide strong corporate governance and maximize long-term shareholder value. Further, we believe director compensation should be aligned with the long-term interests of shareholders by creating and encouraging stock ownership.
The Compensation Committee, with the assistance of the compensation consultant, reviews director compensation annually to ensure that it is appropriate, competitive and effective. This process focuses on pay elements; compensation levels and mix; board and committee expertise, structure and roles; and best practices of comparable companies in our industry.

Cash Compensation Paid to Board Members
Board service continues to evolve due to technological advances, ever-increasing expectations for responsiveness, and increasing corporate governance requirements. Directors receive a retainer fee for board service, as well as a retainer fee for each committee on which the director serves. There is no additional remuneration for meeting attendance. We believe that the retainer-only approach better reflects the ‘on call’ nature of board service. Employee directors receive no additional compensation for Board service.  The following chart outlines current non-employee director cash compensation based on role.

	Retainer ($)
	Chair	Member
Board Service:
Corporation’s Board	—	35,000
Bank’s Board	—	—
Additional Compensation for Lead Director	10,000	—
Committee Service:
Executive Committee (a)	—	—
Nominating Committee	9,000	4,000
Audit Committee	25,000	12,000
Compensation Committee	12,000	6,000
Trust Committee (of the Bank)	10,000	6,000
Finance Committee (of the Bank) (b)	—	20,000
(a)The chairs of our five committees serve as the Executive Committee and receive no additional retainer for Executive Committee service.
(b)The Finance Committee Chair is an employee director and therefore, receives no additional compensation for Board service.
______________________

Equity Compensation
In order to align Board interests with shareholders, non-employee directors typically receive an annual equity grant with a target value equal to the annual Board retainer. All director equity grants vest at the earliest of (i) the three-year anniversary of the grant; (ii) change in control of the Corporation; (iii) the death of the director; or (iv) retirement from the Corporation’s Board as defined in the grant.
On June 20, 2024, the Compensation Committee granted 1,360 restricted stock units to each non-employee director who continued to serve as our director after such date. This grant included dividend equivalent rights.

Washington Trust Bancorp, Inc. | 2025 Proxy Statement | 52

Retirement Plans
Directors are not eligible to participate in any defined benefit plan maintained by the Corporation or the Bank. Directors are eligible to defer 100% of compensation into the Nonqualified Deferred Compensation Plan. Directors are not eligible for Corporation contributions. Provisions regarding types of accounts, investment measurements, form and timing of payments, and distributions that apply to employees also apply to directors. Retirement for directors is defined in the Nonqualified Deferred Compensation Plan as termination of directorship after attainment of age 55.

Welfare Benefit Plans
Directors are not eligible for medical, dental, life or disability insurance at our expense. Directors may obtain coverage under the Bank’s group medical and dental insurance plans at their own expense.

Director Compensation Table
Employee directors receive no additional compensation for Board service.  Compensation received by Mr. Handy as an employee of the Corporation and/or the Bank is shown in the Summary Compensation Table earlier in this Proxy Statement. The following table summarizes compensation paid to non-employee directors for the fiscal year ended December 31, 2024.

DIRECTOR COMPENSATION TABLE
Name		Retainer Earned or Paid in Cash ($)	Stock Awards ($) (a)	Total ($) (b)
John J. Bowen	(c)	15,667	—	15,667
Steven J. Crandall	(c)	13,667	—	13,667
Robert A. DiMuccio, CPA		72,000	35,034	107,034
Joseph P. Gencarella, CPA		51,000	35,034	86,034
Mark K.W. Gim		61,000	35,034	96,034
Constance A. Howes, Esq.		73,667	35,034	108,701
Joseph J. MarcAurele	(c)	21,667	—	21,667
Sandra Glaser Parrillo		47,000	35,034	82,034
Debra M. Paul	(d)	35,167	35,034	70,201
John T. Ruggieri		84,000	35,034	119,034
Edwin J. Santos		69,000	35,034	104,034
Lisa M. Stanton		67,000	35,034	102,034
Angel Taveras, Esq.	(d)	37,167	35,034	72,201
(a)Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock unit awards granted on June 20, 2024.  Assumptions related to the financial reporting of restricted stock units are presented in Note 17 to the Consolidated Financial Statements presented in the 2024 Form 10-K. As of December 31, 2024, Directors DiMuccio, Gencarella, Howes, Parrillo, Ruggieri, Santos and Stanton had 3,220 unvested restricted stock units; Director Gim had 2,590 unvested restricted stock units; and Directors Paul and Taveras had 1,360 unvested restricted stock units.
(b)There are no Option Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value, Nonqualified Deferred Compensation Earnings or All Other Compensation required to be disclosed in this table.
(c)Messrs. Bowen, Crandall and MarcAurele retired from the Corporation’s Board on April 23, 2024.
(d)Ms. Paul and Mr. Taveras joined the Corporation’s Board on March 1, 2024.

Washington Trust Bancorp, Inc. | 2025 Proxy Statement | 53

Compensation Committee Interlocks and Insider Participation
The directors who served on the Compensation Committee during the year ended December 31, 2024 were Santos (Chair), DiMuccio, Howes and Parrillo.  We are not aware of any Compensation Committee interlocks or relationships involving our executive officers or members of the Corporation’s Board requiring disclosure in this Proxy Statement.

Audit Committee Report
The Audit Committee has the responsibility to, among other things, oversee and review the preparation of the Corporation's consolidated financial statements and the Corporation’s system of internal controls. The Audit Committee has the sole authority for the appointment, compensation (and negotiations thereof), retention and oversight of the Corporation's independent registered public accounting firm (the “independent auditor”) retained to audit the Corporation’s financial statements and system of internal controls.
In accordance with the authorities and responsibilities outlined in its charter, the Audit Committee appointed Crowe LLP as the Corporation’s independent auditor for the fiscal year ended December 31, 2024. Crowe LLP is responsible for expressing opinions that (1) our consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and (2) we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024.
In this context, the Audit Committee has:
▪reviewed and discussed the Corporation's audited financial statements with management and Crowe LLP;
▪reviewed and discussed the effectiveness of the Corporation's internal controls over financial reporting with management, the internal auditor and Crowe LLP;
▪discussed with Crowe LLP the matters required to be discussed by Auditing Standard 1301;
▪received the written disclosures and the letter from Crowe LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee concerning independence, and has discussed with Crowe LLP the independent auditor’s independence; and
▪considered whether the provision of non-audit services by Crowe LLP is compatible with maintaining its independence.
Based on the review and discussions above, the Audit Committee recommended to the Corporation’s Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
In addition, the Audit Committee also assessed the performance of Crowe LLP as independent auditor during 2024. A variety of indicators of audit quality relating to Crowe LLP were reviewed including:
▪the quality and candor of its communications with the Audit Committee and with management;
▪how effectively it maintained its independence and employed independent judgment, objectivity and professional skepticism;
▪the quality of insight demonstrated in its review of the Corporation's assessment of internal control over financial reporting and remediation of control deficiencies;
▪available external data about quality and performance, including reports by the PCAOB and the firm’s response to those reports;
▪the firm’s experience with other public companies and community banks;

Washington Trust Bancorp, Inc. | 2025 Proxy Statement | 54

▪the qualifications, strengths and performance of the lead audit engagement partner and the audit team;
▪the appropriateness of its fees, taking into account the Corporation's size and complexity and the resources necessary to perform the audit; and
▪its tenure as the Corporation's independent auditor and knowledge of the Corporation's operations, accounting policies and practices, and internal control over financial reporting.
As a result of our evaluation, the Audit Committee concluded that the continued retention of Crowe LLP as the Corporation's independent registered public accounting firm for the year ending December 31, 2025 is in the best interests of the Corporation and its shareholders.
The foregoing report has been furnished by the members of the Audit Committee:

John T. Ruggieri (Chair)	Robert A. DiMuccio, CPA
Joseph P. Gencarella, CPA	Debra M. Paul
Edwin J. Santos	Lisa M. Stanton
Angel Taveras, Esq.
The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that this information is specifically incorporated by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm
The following table presents fees incurred for professional services rendered by the independent registered public accounting firm for the years ended December 31, 2024 and December 31, 2023:

	2024	2023
Audit fees (a)	$638,305	$590,000
Audit-related fees (b)	232,260	59,100
Tax fees	—	—
All other fees	—	—
Total fees incurred	$870,565	$649,100
(a)Annual audit of consolidated and subsidiary financial statements including Sarbanes-Oxley attestation, reviews of quarterly financial statements and other services in connection with statutory and regulatory filings.
(b)Reflects fees for services that reasonably relate to the performance of the audit, including certain attestation and agreed upon procedures required by the Department of Housing and Urban Development. Also included in 2024 were fees in connection with a comfort letter associated with the equity offering in December 2024. Also included in 2023 were fees in connection with a consent associated with a registration statement in September 2023.
_______________________

The Audit Committee has adopted a policy whereby engagement of the independent registered public accounting firm for audit services and for non-audit services shall be pre-approved by the Audit Committee, subject to the de minimus exception described in Section 10A(i)(1)(B) of the Exchange Act for non-audit services.  The Audit Committee pre-approved all services provided by Crowe LLP during the years ended December 31, 2023 and December 31, 2024.
The Audit Committee has considered whether the provision of the services identified under the headings “Audit-related fees,” “Tax fees” and “All other fees” is compatible with maintaining Crowe LLP’s

Washington Trust Bancorp, Inc. | 2025 Proxy Statement | 55

independence and has determined that provision of such services is consistent with maintaining the principal auditor’s independence.

Indebtedness and Other Transactions
The Bank has had transactions in the ordinary course of business, including borrowings, with certain of our directors and executive officers and their associates, all of which were made on substantially the same terms, including interest rates (except that executive officers and all other employees are permitted a modest interest rate benefit on first mortgages secured by a primary residence and other consumer loans) and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features when granted.  Similar transactions may be expected to take place in the ordinary course of business in the future.  Extensions of credit outstanding at December 31, 2024 to all directors, executive officers and their related interests amounted to $961,891 in the aggregate.  Any such transaction presently in effect with any director or executive officer is current as of this date, and is in compliance with Regulation O.

Policies and Procedures for Related Party Transactions
We conduct annual procedures, including the use of an electronic questionnaire, to (i) identify parties related to directors and executive officers and (ii) document the existence and terms of any related party transactions.  As indicated previously, the approval of loan transactions involving directors, executive officers and their related interest is governed by the provisions of Regulation O.  All other transactions involving directors and executive officers are reviewed annually by the Corporation’s Board.  The purpose of the review is to determine that such transactions are conducted on terms not materially less favorable than what would be usual and customary in transactions between unrelated persons and, in the case of transactions involving directors, to determine whether such transactions affect the independence of a director in accordance with the relevant rules and standards issued by the SEC and Nasdaq.  We do not maintain a formal written policy concerning the aforementioned procedures.  Our Code of Ethics provides guidance on business relations between the Corporation and our directors, officers and employees.

Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC.  Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to us with respect to 2024, and on written representations from certain reporting persons, we believe that, during 2024, all Section 16(a) filing requirements applicable to our Insiders were met.

Washington Trust Bancorp, Inc. | 2025 Proxy Statement | 56

Proposal 2:	Ratification of Selection of Independent Registered Public Accounting Firm
The ratification of the Audit Committee’s decision to retain Crowe LLP to serve as our independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the current fiscal year ending December 31, 2025 will be submitted to our shareholders at the Annual Meeting.  Factors considered in the Audit Committee’s decision can be found in the Audit Committee Report earlier in this Proxy Statement.
Representatives of Crowe LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.  Action by shareholders is not required by law in the appointment of the independent registered public accounting firm, but their appointment is submitted by the Audit Committee in order to give our shareholders a voice in the designation of our independent registered public accounting firm.  If the appointment is not ratified by the affirmative vote of holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon (provided that a quorum is present), the Audit Committee will reconsider its choice of Crowe LLP, but may still retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Corporation and shareholders.

Recommendation:    The Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

Washington Trust Bancorp, Inc. | 2025 Proxy Statement | 57

Proposal 3:	Non-binding Advisory Resolution on the Compensation of the Corporation’s Named Executive Officers
As required by Section 14A of the Exchange Act, our Board of Directors is submitting for shareholder approval, on a non-binding advisory basis, the compensation paid to our named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K.
The resolution that is the subject of this proposal is a non-binding advisory resolution.  Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by Washington Trust or the Board of Directors or to create or imply any change to the fiduciary duties of the Board.  Furthermore, because this non-binding advisory resolution primarily relates to compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions.  However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.
Our compensation program is designed to deliver shareholder value by attracting, motivating and retaining our named executive officers, who are critical to our success, by offering a combination of base salary, as well as annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of the Corporation.  Please see “Compensation Discussion and Analysis” beginning on page 19 for additional information about our executive compensation programs.
We are committed to providing a strong pay for performance link, and as such, we allocate a significant portion of total compensation to performance-based elements. We believe that our compensation structure, which includes absolute and relative performance-based compensation elements, as well as the promotion of meaningful stock ownership through holding requirements and equity grant retention guidelines, promote sound management practices.
The Board of Directors values the opportunity to receive input from our shareholders on important matters such as the compensation of the Corporation’s executive officers. We appreciate our shareholders’ past support and approval of compensation programs. Our longstanding compensation principles of supporting the business strategy, paying for performance, providing competitive compensation and aligning with shareholder interests remain unchanged.  For these reasons, the Board recommends that shareholders vote in favor of the following resolution:
RESOLVED, that the compensation of Washington Trust’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.
Recommendation:    The Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

Washington Trust Bancorp, Inc. | 2025 Proxy Statement | 58

Other Information
Other Business
Management knows of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement, but if any other business should properly come before the meeting, the persons named in the proxy intend to vote in accordance with their best judgment.

Expense of Solicitation of Proxies
The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and Proxy Statements to their principals, will be borne by the Corporation. Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Corporation, who will not receive additional compensation for such solicitation.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN,
YOUR VOTE IS IMPORTANT TO THE CORPORATION.

PLEASE COMPLETE, DATE AND SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.  YOU MAY ALSO VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE.

Submitted by order of the Board of Directors,
Kristen L. DiSanto
Corporate Secretary

March 11, 2025

Washington Trust Bancorp, Inc. | 2025 Proxy Statement | 59

WASHINGTON TRUST BANCORP, INC.

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. ET on April 21, 2025. Have your proxy card available when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WASH2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. ET on April 21, 2025. Have your proxy card available when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and be sure to click "Delivery Settings".

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V61717-P25957

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WASHINGTON TRUST BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. The election of three directors, nominated by the Board of Directors, each to serve for a three-year term and until their successors are duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Joseph P. Gencarella
02) Edward O. Handy III
03) John T. Ruggieri

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V61718-P25957

WASHINGTON TRUST BANCORP, INC.
Annual Meeting of Shareholders
April 22, 2025 11:00 a.m. ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Edward O. Handy III and Robert A. DiMuccio or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WASHINGTON TRUST BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 a.m. ET on April 22, 2025, virtually at www.virtualshareholdermeeting.com/WASH2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side